                                                                    EXHIBIT 99.2


                         UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION


IN RE:                            ss
                                  ss      CASE NO. 04-31200 HDH
MINORPLANET SYSTEMS USA, INC.,    ss      Jointly Administered
                                  ss
           DEBTOR                 ss      CHAPTER 11

CAREN (292) LIMITED,              ss      CASE NO. 04-31201 HDH

           DEBTOR                 ss      CHAPTER 11

MINORPLANET SYSTEMS USA LIMITED,  ss      CASE NO. 04-31202 SAF
                                  ss
           DEBTOR                 ss      CHAPTER 11
--------------------------------------------------------------------------------
                         DISCLOSURE STATEMENT REGARDING
                      DEBTORS' JOINT PLAN OF REORGANIZATION


                                           NELIGAN TARPLEY ANDREWS & FOLEY LLP

                                           By:   Patrick J. Neligan, Jr.
                                                 State Bar No. 14866000
                                                 David Ellerbe
                                                 State Bar No. 06530600
                                                 dellerbe@neliganlaw.com
                                                 Omar J. Alaniz
                                                 State Bar No. 24040402
                                                 1700 Pacific Avenue
                                                 Suite 2600
                                                 Dallas, Texas 75201
                                                 (214) 840-5300
                                                 (214) 840-5301 fax

                                           ATTORNEYS FOR DEBTORS


Dated: April 26, 2004

                                TABLE OF CONTENTS




I.     INTRODUCTION.......................................................................................................1
II.    NOTICE TO HOLDERS OF CLAIMS........................................................................................1
III.   EXPLANATION OF CHAPTER 11..........................................................................................2
   A.    OVERVIEW OF CHAPTER 11...........................................................................................2
   B.    PLAN OF REORGANIZATION...........................................................................................3
IV.    SUMMARY OF THE PLAN................................................................................................4
   A.    GENERAL OVERVIEW.................................................................................................4
   B.    CLASSIFICATION AND TREATMENT.....................................................................................5
       1.    Unclassified Claims Against the Debtors......................................................................6
         a. Administrative Claims.........................................................................................6
         b. Fee Claims....................................................................................................6
         c. Allowed Priority Tax Claims...................................................................................6
         d. United States Trustee Fees....................................................................................7
       2.    Classified Claims and Interests..............................................................................7
         a. Summary of Classified Claims and Interests in Minorplanet.....................................................7
   C.    MEANS OF IMPLEMENTATION OF THE PLAN.............................................................................10
       1.    Distributions...............................................................................................10
       2.    Claims Objections/Resolution................................................................................10
       3.    Assertion of Estate Actions, Defenses and Counterclaims.....................................................10
       4.    Substantive Consolidation into Reorganized Minorplanet......................................................11
       5.    Sources of Cash/Exit Financing..............................................................................12
       6.    Revesting of Assets.........................................................................................12
       7.    Treatment of Existing Debt Instruments and Interests........................................................12
       8.    Issuance of New Common Stock................................................................................13
       9.    Status of New Common Stock Under Federal Securities Laws....................................................13
       10.   Directors and Management of Reorganized Minorplanet.........................................................14
       11.   Continuation of Employee Benefit Plans......................................................................15
   D.    EFFECT OF CONFIRMATION OF PLAN..................................................................................15
       1.    Discharge of Debtors........................................................................................15
       2.    Release.....................................................................................................15
       3.    Injunction..................................................................................................16
   E.    RETENTION OF JURISDICTION.......................................................................................16
   F.    MODIFICATION OR REVOCATION OF PLAN..............................................................................17
   G.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES........................................................................17
       1.    General Treatment; Rejected if Not Assumed..................................................................17
       2.    Cure Payments and Release of Liability......................................................................17
       3.    Bar to Rejection Damages....................................................................................17
       4.    Rejection Claims............................................................................................17
       5.    Cure Claims.................................................................................................18
   H.    INDEMNIFICATION OF CURRENT OFFICERS AND DIRECTORS...............................................................18
V.     DESCRIPTION OF THE DEBTORS........................................................................................18
   A.    CORPORATE HISTORY AND STRUCTURE.................................................................................18
   B.    BUSINESS OF THE DEBTORS.........................................................................................18
       1.    Infrastructure and Operations...............................................................................18
       2.    Strategic Service Alliances.................................................................................20
       3.    Product Lines...............................................................................................21
       4.    Patents and Proprietary Technology..........................................................................24
       5.    Regulation..................................................................................................24
       6.    Research and Development....................................................................................26
       7.    Control of Debtors by Minorplanet UK........................................................................26
       8.    Asset Sale to Aether Systems, Inc...........................................................................28



   C.    PRE-PETITION CAPITAL STRUCTURE..................................................................................29
       1.    The 13 3/4% Senior Notes Due September 2005.................................................................29
       2.    Common Stock................................................................................................30
       3.    NASDAQ Listing Notice and Reverse Stock Split...............................................................30
   D.    DIRECTORS AND OFFICERS..........................................................................................31
   E.    EXECUTIVE COMPENSATION..........................................................................................31
       1.    Cash Compensation...........................................................................................31
       2.    Compensation of Directors...................................................................................33
   F.    OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EXISTING COMMON STOCK.................................................33
VI.    THE CHAPTER 11 CASES..............................................................................................34
   A.    FACTORS LEADING TO CHAPTER 11 FILING............................................................................34
   B.    COMMENCEMENT OF THE CHAPTER 11 CASES............................................................................34
   C.    SIGNIFICANT EVENTS SINCE COMMENCEMENT OF CHAPTER 11 CASES.......................................................34
       1.    Continuation of Debtors' Business...........................................................................34
       2.    Stay of Litigation..........................................................................................34
       3.    First Day Motions...........................................................................................35
       4.    Appointment of Committee....................................................................................35
       5.    Retention of Debtors' Professionals.........................................................................35
       6.    Agreement for the Credit Facility...........................................................................36
       7.    Rejection of Nonresidential Real Property Leases............................................................36
       8.    Rejection of Equipment Leases...............................................................................37
       9.    Denial of Committee's Request for Bar Date Extension........................................................37
       10.   Motion to Compel Assumption or Rejection of the VMI License Agreement.......................................37
VII.   LITIGATION........................................................................................................37
   A.    NATHANIAL BAGGS AND ALLISON HOLMES V. MINORPLANET SYSTEMS USA LIMITED AND MINORPLANET SYSTEMS USA, INC.,
         UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, CASE NO. H-03-5829.............................38
   B.    BURLINGTON MOTOR CARRIERS V. KOOR AND @TRACK COMMUNICATIONS, INC., UNITED STATES BANKRUPTCY COURT FOR THE
         SOUTHERN DISTRICT OF INDIANA, ADVERSARY PROCEEDING NO. 03-0394..................................................38
   C.    PAUL WILSON V. MINORPLANET SYSTEMS USA LIMITED, STATE COURT IN GWINNETT COUNTY, GEORGIA,
         CASE NO. 03-C-12276-S2..........................................................................................38
   D.    BILLINGS ENTERPRISES V. MINORPLANET SYSTEMS USA LIMITED, IN THE COUNTY COURT AT LAW NO. 4, DALLAS COUNTY,
         TEXAS, CASE NO. 03-04783........................................................................................38
   E.    CACTUS CONCRETE, INC., V. MINORPLANET SYSTEMS USA LIMITED, IN THE 126TH JUDICIAL DISTRICT COURT OF
         TARRANT COUNTY, TEXAS, CASE NO. GN-380838.......................................................................38
   F.    NORTH TEXAS CREDIT V. NAVE/CONNER PACKAGING V. MINORPLANET SYSTEMS USA LIMITED, IN THE COUNTY COURT AT LAW
         NO. 2, DALLAS COUNTY, CASE NO. 03-10808.........................................................................38
         THE PLAINTIFF, A FORMER VMI CUSTOMER, WAS SUED FOR BREACH OF A LEASE AGREEMENT FOR THE VMI EQUIPMENT BY
         A THIRD PARTY LESSOR. THE PLAINTIFF SUED LIMITED AS A THIRD PARTY DEFENDANT, ALLEGING THAT LIMITED BREACHED
         ITS VMI CONTRACT AND SEEKING AN UNSPECIFIED AMOUNT OF DAMAGES. LIMITED HAS FILED A COUNTERCLAIM ALLEGING BREACH
         OF CONTRACT AND QUANTUM MERUIT, SEEKING TO RECOVER IN $7,050.00 IN ACTUAL DAMAGES PLUS ATTORNEY'S FEES AND COURT
         COSTS AND BELIEVES THAT THE PLAINTIFF'S CLAIMS ARE WITHOUT MERIT................................................38
   G.    PREFERENCE/AVOIDANCE CLAIMS; ADDITIONAL LITIGATION CLAIMS.......................................................39
VIII.  CONFIRMATION OF THE PLAN..........................................................................................39
   A.    SOLICITATION OF VOTES; VOTING PROCEDURES........................................................................39
       1.    Ballots and Voting Deadlines................................................................................39
       2.    Parties in Interest Entitled to Vote........................................................................39
       3.    Definition of Impairment....................................................................................40
       4.    Impaired Classes Under the Plan.............................................................................40
       5.    Unimpaired Classes Under the Plan...........................................................................40
       6.    Vote Required For Class Acceptance..........................................................................41


   B.    CONFIRMATION HEARING............................................................................................41
   C.    REQUIREMENTS FOR CONFIRMATION OF A PLAN.........................................................................42
   D.    CRAMDOWN........................................................................................................44
IX.    RISK FACTORS......................................................................................................45
   A.    INSUFFICIENT ACCEPTANCES........................................................................................45
   B.    CONFIRMATION RISKS..............................................................................................45
   C.    POST-CONFIRMATION RISKS.........................................................................................46
       1.    Operating losses during the year before filing chapter 11 Cases.............................................46
       2.    Minorplanet's failure to retain its NASDAQ SmallCap listing may adversely impact the liquidity of the
             New Common Stock and Minorplanet's ability to raise additional capital or continue operations...............47
       3.    Illiquidity and Volatility of New Common Stock; No Anticipated Dividends....................................48
       4.    Minorplanet has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. Minorplanet intends to retain earnings, if any, to develop and expand its business..................48
       5.    Much of Minorplanet's sales are derived from one customer, the loss of which could significantly reduce
             Reorganized  Minorplanet's revenues.........................................................................49
       6.    If CIC becomes unable to provide support services for the Series 5005S units in service with SBC,
             Minorplanet's cost to obtain this service could increase substantially, or Minorplanet may be forced to expend funds to develop this service itself.................................................................49
       7.    Minorplanet relies on wireless service agreements to deliver its vehicle tracking services that have short terms, and the failure to renew or replace these agreements as they expire would increase Reorganized
             Minorplanet's cost of delivering its services...............................................................49
       8.    Minorplanet relies on TSI to provide essential clearinghouse services for its NSC network subscribers, and an extensive failure in the TSI network or the unavailability of the TSI network could force Reorganized
             Minorplanet to make costly design changes to its network....................................................50
       9.    Minorplanet relies on Cingular for various cellular clearinghouse services, and the inability to renew the agreement with Cingular could significantly increase Reorganized Minorplanet's cost of obtaining this necessary service...........................................................................................50
       10.   The failure of wireless carriers to offer circuit switched data on GSM networks may require Reorganized
             Minorplanet to retrofit its installed base of VMI units with mobile units that use GSM/GPRS.................50
       11.   Minorplanet relies primarily on T-Mobile to provide GSM data services to its VMI customers, and the inability to renew the agreements with T-Mobile may increase Reorganized Minorplanet's costs or result in a decrease in GSM coverage for its VMI customers............................................................51
       12.   Minorplanet faces significant competition in the automatic vehicle location marketplace.....................51
       13.   If Reorganized Minorplanet's services are deemed to be telecommunication services under FCC and other state regulations, it would have to begin contributing to state and federal universal service contribution funds..51
       14.   Reorganized Minorplanet may not be able to adequately protect its patents and other proprietary technology, and its rights may be challenged by others..................................................................51
       15.   Minorplanet depends heavily on its key personnel, and the loss of one or more of these individuals could have a material adverse effect on Reorganized Minorplanet...................................................52
       16.   Substantial product liability claims could have a material adverse effect on Reorganized Minorplanet by creating additional costs to pay and/or settle these claims.................................................53
       17.   A natural disaster, terrorist attack or similar event could significantly hinder the delivery of
             Reorganized Minorplanet's services to its customers due to the lack of an effective remote back-up communications system.......................................................................................53
   D.    CONDITIONS PRECEDENT............................................................................................53
X.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.........................................................53
XI.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...............................................................54
XII.   CONCLUSION........................................................................................................54

                                I. INTRODUCTION


         Minorplanet Systems USA, Inc. ("Minorplanet"), Caren (292) Limited ("Caren"), and Minorplanet Systems USA Limited ("Limited" or together with Minorplanet and Caren, the "Debtors") in the above-captioned chapter 11 Cases pending before the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Bankruptcy Court"), submit this Disclosure Statement Regarding Debtors' Joint Plan of Reorganization (the "Disclosure Statement"). This Disclosure Statement is to be used in connection with the solicitation of votes on the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 26, 2004 (the "Plan"). A copy of the Plan is attached hereto as EXHIBIT 1. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Plan (see Article 1 of the Plan entitled "Definitions, Construction and Interpretation").

                         II. NOTICE TO HOLDERS OF CLAIMS

         The purpose of this Disclosure Statement is to enable Creditors of the Debtors whose Claims are impaired to make an informed decision in exercising their right to vote to accept or reject the Plan.

THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT CAREFULLY.

         On ________, 2004, the Bankruptcy Court entered an order pursuant to section 1125 of the Bankruptcy Code (the "Disclosure Statement Order") approving this Disclosure Statement as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor, typical of the solicited Holders of Claims against and Interests in the Debtors, to make an informed judgment with respect to the acceptance or rejection of the Plan. A copy of the Disclosure Statement Order is included in the materials accompanying this Disclosure Statement.

APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT REGARDING THE FAIRNESS OR MERITS OF THE PLAN. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         Each Holder of a Claim or Interest entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting. No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. Except for the Debtors and their professionals, no person has been authorized to use or promulgate any information concerning the Debtors, their business, or the Plan, other than the information contained herein, in connection with the solicitation of votes to accept or reject the Plan. No Holder of a Claim or Interest entitled to vote on the Plan should rely upon any information relating to the Debtors, their business, or the Plan other than that contained in the Disclosure Statement and the exhibits hereto. Unless otherwise indicated, the sources of all information set forth herein are the Debtors and their professionals.

JOINT DISCLOSURE STATEMENT                                         PAGE 1 OF 54

         After carefully reviewing this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot and returning the same to the address set forth on the ballot, in the enclosed return envelope, so that it will be received by the Debtors' tabulation agent, Minorplanet Plan Balloting Agent, Neligan Tarpley Andrews & Foley LLP, 1700 Pacific Avenue, #2600, Dallas, TX 75201, no later than 5:00 p.m., Central Time, on __________, 2004.

         If you do not vote to accept the Plan, or if you are the Holder of an unimpaired Claim, you may be bound by the Plan if the requisite holders of Claims accept it. See "Confirmation of the Plan -- Solicitation of Votes; Vote Required for Class Acceptance" in section VIII.A.6 below and "Cramdown" in section VIII.D below.

         TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT MUST BE RECEIVED NO LATER THAN 5:00 P.M., CENTRAL TIME, ON __________, 2004. For detailed voting instructions and the name, address, and phone number of the person you may contact if you have questions regarding the voting procedures, see "Confirmation of the Plan -- Solicitation of Votes; Voting Procedures" in section VIII.A below.

         Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the "Confirmation Hearing"), on ________, 2004, at ________, Central Time, in the Bankruptcy Court. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served no later than 4:00 p.m. Central Time on ________, 2004, in the manner described under the caption, "Confirmation of the Plan -- Confirmation Hearing" in section VIII.B below.


THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF IMPAIRED CLAIMS TO ACCEPT THE PLAN.

                         III. EXPLANATION OF CHAPTER 11

         A. OVERVIEW OF CHAPTER 11

         Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, the debtor in possession attempts to reorganize its business for the benefit of the debtor, its creditors, and other parties in interest.

         The commencement of a chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor in property as of the date the petition is filed. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the bankruptcy court orders the appointment of a trustee. In the present chapter 11 case, the Debtors have remained in possession of their properties and have continued to operate their businesses as debtors in possession.

         The filing of a chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, inter alia, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the Bankruptcy Court, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization.

JOINT DISCLOSURE STATEMENT                                         PAGE 2 OF 54

         The formulation of a plan of reorganization is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor. Generally, unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case (the "Exclusive Period"). Section 1121(d) of the Bankruptcy Code permits the court to extend or reduce the Exclusive Period upon a showing of "cause." After the Exclusive Period has expired, a creditor or any other party in interest may file a plan, unless the debtor has filed a plan within the Exclusive Period, in which case the debtor is generally given 60 additional days (the "Solicitation Period") during which it may solicit acceptances of its plan. The Solicitation Period may also be extended or reduced by the court upon a showing of "cause." In this case, the Debtors filed the Plan and the Disclosure Statement within the Exclusive Period. Thus, neither the Exclusive Period nor the Solicitation Period has expired or been extended.

         B. PLAN OF REORGANIZATION

         Although referred to as a plan of reorganization, a plan may provide anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. After a plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. This Disclosure Statement is presented to holders of Claims against and Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

         If all classes of claims and equity interests accept a plan of reorganization, the bankruptcy court may nonetheless still not confirm the plan unless the court independently determines that the requirements of section 1129 of the Bankruptcy Code have been satisfied. Section 1129 sets forth the requirements for confirmation of a plan and, among other things, requires that a plan meet the "best interests" test and be "feasible." The "best interests" test generally requires that the value of the consideration to be distributed to the holders of claims and equity interests under a plan may not be less than those parties would receive if the debtor were liquidated pursuant to a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. Under the "feasibility" requirement, the court generally must find that there is a reasonable probability that the debtor will be able to meet its obligations under its plan without the need for further financial reorganization.

         The Debtors believe that the Plan satisfies all the applicable requirements of section 1129(a) of the Bankruptcy Code, including, in particular, the "best interests" test and the "feasibility" requirement. The Debtors support confirmation of the Plan and urge all holders of impaired Claims and Interests to accept the Plan.

         Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. At a minimum, however, the plan must be accepted by a majority in number and two-thirds in amount of those claims actually voting in at least one class of impaired claims under the plan. The Bankruptcy Code also defines acceptance of the plan by a class of equity interests (equity securities) as acceptance by holders of two-thirds of the number of shares actually voting. In the present case, only the Holders of Claims and Interests who actually vote will be counted as either accepting or rejecting the Plan.

JOINT DISCLOSURE STATEMENT                                         PAGE 3 OF 54

         In addition, classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote. Accordingly, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class. A class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified in any way under the plan. Modification for purposes of determining impairment, however, does not include curing defaults and reinstating maturity or payment in full in cash.

         The bankruptcy court may also confirm a plan of reorganization even though fewer than all the classes of impaired claims and interests accept it. For a plan of reorganization to be confirmed despite its rejection by a class of impaired claims or interests, the proponents of the plan must show, among other things, that the plan does not "discriminate unfairly" and that the plan is "fair and equitable" with respect to each impaired class of claims or interests that has not accepted the plan.

         Under section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a class of rejecting claims if, among other things, the plan provides: (a) with respect to secured claims, that each such holder will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; and (b) with respect to unsecured claims and equity interests, that the holder of any claim or equity interest that is junior to the claims or equity interests of such class will not receive or retain on account of such junior claim or equity interest any property at all unless the senior class is paid in full.

         A plan does not "discriminate unfairly" against a rejecting class of claims if (a) the relative value of the recovery of such class under the plan does not differ materially from that of any class (or classes) of similarly situated claims, and (b) no senior class of claims is to receive more than 100% of the amount of the claims in such class.

         The Debtors believe that the Plan has been structured so that it will satisfy these requirements as to any rejecting Class of Claims or Interests, and can therefore be confirmed, if necessary, over the objection of any Classes of Claims or Interests. The Debtors, therefore, reserve the right to request confirmation of the Plan under the "cramdown" provisions of section 1129 of the Bankruptcy Code. See "Cramdown" in section VIII.D below.

                             IV. SUMMARY OF THE PLAN

         A. GENERAL OVERVIEW

         The Plan you are being asked to vote on is attached as EXHIBIT 1. You must carefully review the Plan before voting in favor of or against it.

         Debtors believe that the Plan provides for: (a) fair and equitable treatment of all classes of Claims that is in the best interest of Creditors of Debtors and is fair and equitable to those Creditors; and (b) fair and equitable treatment of the Holders of Interests. The Plan provides for these Claims and Interests and provides that the properties of the Debtors will revest in Reorganized Minorplanet on the Effective Date, free and clear of all Claims and Interests except as provided under the Plan. After the Effective Date, Reorganized Minorplanet may operate its businesses and buy, use and otherwise acquire and dispose of its properties free of any restrictions contained in the Bankruptcy Code.

JOINT DISCLOSURE STATEMENT                                         PAGE 4 OF 54

         The Plan was conceived by the Debtors to preserve the greatest value for the Creditors and Interest Holders. The Debtors believe that reorganization under the Plan is feasible and that the Plan provides for the greatest recoveries for the Debtors' Creditors and the Holders of Interests.

         On or as soon as practicable after the Initial Distribution Date, Holders of Allowed Administrative Claims and Allowed Other Priority Claims will be paid in Cash in the ordinary course as they come due or on such other terms as the parties may agree. Holders of Allowed Priority Tax Claims will receive periodic payments as provided under section 1129(a)(9)(C) of the Bankruptcy Code, unless the parties agree to other terms for the payment of such Claims.

         Holders of Allowed Secured Claims shall receive, at the election of Reorganized Minorplanet, either (i) payment in Cash in an amount equivalent to the full amount of such Holder's Allowed Secured Claim; (ii) deferred Cash payments over a period of five (5) years after the Initial Distribution Date totaling the amount of such Holder's Allowed Secured Claim, with interest; (iii) the return of the Collateral securing such Allowed Secured Claim in full satisfaction of such Claim, or (iv) such other treatment as may be agreed to in writing by such Holder and the Debtors or Reorganized Minorplanet.

         Holders of Allowed General Unsecured Claims will receive their Pro Rata share of seven million (7,000,000) shares of the New Common Stock of Reorganized Minorplanet on or as soon as practicable after the Initial Distribution Date. The portion of the New Common Stock that will be distributed to Holders of Allowed General Unsecured Claims will be determined based upon the Bankruptcy Court's determination, on or before the Confirmation Date, of the aggregate value of all of the New Common Stock.

         Each Holder of an Allowed Convenience Claim shall receive Cash in an amount equal to twenty-five percent (25%) of their Allowed Claims. Reorganized Minorplanet shall pay such Cash in full on the Initial Distribution Date.

         All Interests in Minorplanet, Limited, and Caren will be extinguished as of the Effective Date. Each Holder of an Interest in Minorplanet that is attributable to Existing Common Stock will receive a Pro Rata share of the New Common Stock that is not issued to Holders of Allowed General Unsecured Claims. The portion of the New Common Stock that will be distributed to such Holders of Allowed Interests in Minorplanet will be determined based upon the Bankruptcy Court's determination, on or before the Confirmation Date, of the aggregate value of all of the New Common Stock. The Holders of Interests in Minorplanet other than Existing Common Stock and the Holders of Interests in Limited and Caren will not receive or retain any property under the Plan on account of those Interests.

         B. CLASSIFICATION AND TREATMENT

         The following is a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and to the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

THIS IS ONLY A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN. THE PLAN INCLUDES OTHER PROVISIONS THAT MAY AFFECT YOUR RIGHTS. YOU ARE URGED TO READ THE PLAN IN ITS ENTIRETY BEFORE VOTING ON THE PLAN.

JOINT DISCLOSURE STATEMENT                                         PAGE 5 OF 54

             1. UNCLASSIFIED CLAIMS AGAINST THE DEBTORS

                  a. Administrative Claims

         The holder of any Administrative Claim, other than (a) a Fee Claim, (b) an Allowed Administrative Claim, or (c) a liability incurred and paid in the ordinary course of business by the Debtors must file with the Bankruptcy Court, and serve on all parties required to receive notice thereof, an application for the allowance of such Administrative Claim no later than the Administrative Claims Bar Date. Such application must include at a minimum (a) the name of the holder of the Claim, (b) the amount of the Claim, and (c) the basis of the Claim. Failure to timely file and serve the application required under this section shall result in the Administrative Claim being forever barred and discharged.

         An Administrative Claim with respect to which notice has been timely and properly filed pursuant to section 3.01 of the Plan shall become an Allowed Administrative Claim if no objection is filed within sixty (60) days after its filing and service. If an objection is filed within such sixty (60) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by a Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been timely and properly filed pursuant to section 3.02 of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by a Final Order.

         Each Holder of an Allowed Administrative Claim shall be paid the amount of such Holder's Allowed Administrative Claim in Cash on or as soon as practicable after the Initial Distribution Date, or shall receive such other treatment as agreed upon in writing by the Debtors or Reorganized Minorplanet and such Holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtors may be paid in the ordinary course of business by the Debtors or Reorganized Minorplanet; and provided, further, that the payment of any Allowed Cure Claim may be made, at the sole election of Reorganized Minorplanet, in one or more monthly payments of Cash over a period of three (3) months after the Initial Distribution Date or such other period as the Bankruptcy Court may determine. All Allowed Fee Claims shall be paid by the Debtors or Reorganized Minorplanet within ten (10) days after such Claim is Allowed by a Final Order.

                  b. Fee Claims

         Each Professional who holds or asserts an Administrative Claim that is a Fee Claim for compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date shall be required to file with the Bankruptcy Court, and shall serve on all parties required to receive notice, a Fee Application within sixty (60) days after the Effective Date. Objections to Fee Applications must be filed within thirty (30) days after the filing and service of the Fee Application. Failure to timely file a Fee Application as required under this section of the Plan shall result in the Fee Claim being forever barred and discharged.

                  c. Allowed Priority Tax Claims

         Each Holder of an Allowed Priority Tax Claim shall be paid the Allowed amount of such Claim pursuant to (a) the provisions of section 1129(a)(9)(C) of the Bankruptcy Code in equal annual installments commencing on the first anniversary of the Initial Distribution Date, with the final payment of the unpaid balance thereof to be made on the sixth anniversary of the date of assessment of the tax, together with interest thereon at the prevailing interest rate for United States Treasury Bills maturing on June 30, 2009 as published in the Wall Street Journal on the

JOINT DISCLOSURE STATEMENT                                         PAGE 6 OF 54

Effective Date, or (b) such other terms as the Holder of such Claim and the Debtors or Reorganized Minorplanet may agree; provided, however, that Reorganized Minorplanet shall have the right to pay any Allowed Priority Tax Claim, or any unpaid balance of such Claim, in full, at any time after the Effective Date, without premium or penalty.

                  d. United States Trustee Fees

         Reorganized Minorplanet shall be responsible for timely payment of United States Trustee quarterly fees incurred pursuant to 28 U.S.C. Section 1930(a)(6). Any fees due as of the Confirmation Date will be paid in full on the Effective Date. After the Confirmation Date, Reorganized Minorplanet shall pay United States Trustee quarterly fees as they accrue until these cases are closed by the Bankruptcy Court. Reorganized Minorplanet shall file with the Bankruptcy Court and serve on the United States Trustee a quarterly financial report for each quarter (or portion thereof) that the case remains open in a format prescribed by the United States Trustee.

             2. CLASSIFIED CLAIMS AND INTERESTS

         The following tables summarize the classification and treatment of the Claims against and Interests in each of the Debtors, an estimate of the numbers and amounts of Claims in each class, and the impaired or unimpaired nature of each class:

                  a. Summary of Classified Claims and Interests in Minorplanet

         UNLESS OTHERWISE NOTED, THE DEBTORS' ESTIMATES OF THE NUMBER AND AMOUNT OF CLAIMS IN EACH CLASS SET FORTH IN THE TABLE BELOW INCLUDES ALL CLAIMS ASSERTED AGAINST THE DEBTORS WITHOUT REGARD TO THE VALIDITY OR TIMELINESS OF THE FILING OF THE CLAIMS. THUS, BY INCLUDING ANY CLAIM IN THE ESTIMATES SET FORTH BELOW, THE DEBTORS ARE NOT WAIVING THEIR RIGHTS TO OBJECT TO ANY CLAIM ON OR BEFORE THE OBJECTION DEADLINE ESTABLISHED BY THE PLAN. IN ADDITION, THE DEBTORS HAVE NOT YET UNDERTAKEN AN ANALYSIS OF POTENTIAL AVOIDANCE ACTIONS, AND THE DEBTORS ARE NOT WAIVING THEIR RIGHT TO ASSERT AVOIDANCE ACTIONS PURSUANT TO
SECTION 14.01 OF THE PLAN. PAYMENTS RECEIVED BY NON-INSIDER CREDITORS WITHIN NINETY (90) DAYS PRIOR TO THE PETITION DATE AND BY INSIDER CREDITORS WITHIN ONE YEAR PRIOR TO THE PETITION DATE ARE LISTED IN THE DEBTORS' SCHEDULES ON FILE WITH THE COURT. A COPY OF THE SCHEDULES IS AVAILABLE FOR EXAMINATION ON PACER OR BY WRITTEN REQUEST SENT TO THE DEBTORS' COUNSEL.


CLASS                                                      TREATMENT
-----                                                      ---------
Class 1 (All Debtors) -                                    Unimpaired.
Other Priority Claims(1)
                                                           All Allowed Other Priority Claims shall be paid by the
                                                           Reorganized Minorplanet either (a) in full, in Cash, on or as soon as practicable after the Initial Distribution Date, or
Estimated Amount: $0                                       (b) upon such terms as may be agreed to in writing by the
                                                           Holder of such Claim and the Debtors or Reorganized
                                                           Minorplanet.

----------

         (1) The Debtors are unaware of any Claims that would fall into this Class at this time. However, such Class has been included in the event that any Other Priority Claims are determined to exist in the future.

JOINT DISCLOSURE STATEMENT                                         PAGE 7 OF 54


CLASS                                                      TREATMENT
-----                                                      ---------
Estimated Number: 0

                                                           Estimated Recovery: 100% of Allowed Claim

Class 2 (All Debtors)                                      Impaired.
Secured Claims
                                                           On or as soon as practicable after the Initial Distribution
                                                           Date, each Holder of an Allowed Secured Claim, in full
Estimated Amount:                                          satisfaction, settlement, release and discharge of each such
   Minorplanet - $40,000 (approx.)                         Claim, shall receive, at Reorganized Minorplanet's option,
   Limited - $0                                            either (i) payment in Cash in an amount equivalent to the
   Caren - $0                                              full amount of such Holder's Allowed Secured Claim; (ii)
                                                           deferred Cash payments over a period of five (5) years after
Estimated Number: 2                                        the Initial Distribution Date totaling the amount of such
                                                           Holder's Allowed Secured Claim, with interest payable at the prevailing interest rate for United States Treasury Bills
                                                           maturing on June 30, 2009 as published in the Wall Street
                                                           Journal on the Effective Date; (iii) the return of the
                                                           Collateral securing such Allowed Secured Claim in full
                                                           satisfaction of such Claim; or (iv) such other treatment as may be agreed to in writing by such Holder and the Debtors or
                                                           Reorganized Minorplanet. In the event that any Allowed
                                                           Secured Claim exceeds the value of the Collateral, any such excess (exclusive of any post-petition interest, fees or
                                                           other charges Allowed by a Final Order as part of that
                                                           Allowed Secured Claim) shall constitute a General Unsecured
                                                           Claim for purposes of the Plan, unless the Holder of such
                                                           Claim has elected treatment pursuant to section 1111(b) of the Bankruptcy Code and in accordance with Bankruptcy Rule
                                                           3014.

                                                           Estimated Recovery: 100% of Allowed Claim, But Potentially
                                                                              Paid Over Time

Class 3 (All Debtors)                                      Impaired.
General Unsecured Claims
                                                           On or as soon as practicable after the Initial Distribution
Estimated Amounts:                                         Date, each Holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement, release and
Minorplanet - $18,468,072                                  discharge of its Allowed General Unsecured Claim, a Pro Rata
Limited - $294,307                                         share of a portion of the New Common Stock, which portion
Caren - $0                                                 shall be based on the aggregate value of all of the New
                                                           Common Stock as determined by the Bankruptcy Court on or
Estimated Number - 265                                     before the Confirmation Date.

                                                           Estimated Recovery: To be determined after discussions with the Official Committee of Unsecured Creditors and, if
 Class 4 (All Debtors)                                     necessary, valuation determination by Bankruptcy Court
 Convenience Claims                                        Impaired.

JOINT DISCLOSURE STATEMENT                                         PAGE 8 OF 54


CLASS                                                      TREATMENT
-----                                                      ---------
                                                           Each Holder of an Allowed Convenience Claim shall receive
Estimated Amount: $165,600(2)                              Cash in an amount equal to twenty-five percent (25%) of the
                                                           Allowed amount of such Claim. Reorganized Minorplanet shall
Estimated Number: 146(2)                                   pay such Cash in full on the Initial Distribution Date or
                                                           within thirty (30) days thereafter.

                                                           Estimated Recovery:
                                                           25% of Allowed Claim - aggregate Distributions are estimated to be $41,500(2)


Class 5 (Minorplanet) - Interests in Minorplanet           Impaired.
attributable to Existing Common Stock
                                                           As of the Effective Date, all Interests in Minorplanet will be
Estimated Number of Interest Holders: 4,000(3)             extinguished. Each Holder of an Interest in Minorplanet that is attributable to Existing Common Stock will receive a Pro
                                                           Rata share of the portion of the New Common Stock that is not issued to Holders of Allowed General Unsecured Claims. The portion of the New Common Stock to be issued to Holders of
                                                           Allowed Interests in Minorplanet shall be based on the
                                                           aggregate value of all of the New Common Stock as determined by the Bankruptcy Court on or before the Confirmation Date.

                                                           Estimated Recovery: To be determined after discussions with the Official Committee of Unsecured Creditors and, if
                                                           necessary, valuation determination by Bankruptcy Court

Class 6 (Limited and Caren) - Interests in Minorplanet     Impaired, But Not Voting.
other than Existing Common Stock and Interests in
Limited and Caren(4)                                       As of the Effective Date, all Interests in Limited and Caren
                                                           will be extinguished. The Holders of such Interests and the
Estimated Number of Class 6 Interest Holders:  one each    Holders of Interests in Minorplanet other than Existing
for Limited and Caren                                      Common Stock will not receive or retain any property on
                                                           account of such Interests. Limited and Caren will be
                                                           substantively consolidated into Reorganized Minorplanet as of the Effective Date pursuant to a prior order of the
                                                           Bankruptcy Court granting the Debtors' motion for substantive consolidation (see section IV.C.4, below).

                                                           Estimated Recovery: None

---------------

         (2) This estimate assumes that no Holder of a General Unsecured Claim in an Allowed amount greater than $10,000 will elect to participate in the Convenience Claim Class.

         (3) There are 175 shareholders of record and approximately 3,800 shareholders whose stock is held in street name. There were 9,672,420 shares of Minorplanet's common stock outstanding as of the Petition Date. The opening share price for the stock on the Petition Date was $1.70 per share.

         (4) Caren owns 100% of the stock of Limited, and Minorplanet owns 100% of the stock of Caren.

JOINT DISCLOSURE STATEMENT                                         PAGE 9 OF 54

              C. MEANS OF IMPLEMENTATION OF THE PLAN

                  1. DISTRIBUTIONS

         Reorganized Minorplanet or its stock transfer agent will make all distributions required under the Plan (subject to the provisions of the Plan).

                  2. CLAIMS OBJECTIONS/RESOLUTION

         Notwithstanding any provision herein to the contrary, Reorganized Minorplanet or its transfer agent shall make Distributions only to Holders of Allowed Claims. No Holder of a Disputed Claim will receive any Distribution on account thereof until and to the extent that its Disputed Claim becomes an Allowed Claim. Reorganized Minorplanet, in its sole discretion, may withhold Distributions otherwise due under the Plan to the Holder of a Claim until the Objection Deadline, to enable Reorganized Minorplanet to file a timely objection thereto. Reorganized Minorplanet will establish the Disputed Claims Reserve in accordance with the Plan. Any Holder of a Disputed Claim that becomes an Allowed Claim after the Initial Distribution Date will receive its Distribution accruing before the Allowance Date, without postpetition interest (except as otherwise expressly provided in the Plan), as soon as practicable after the Allowance Date in accordance with the provisions of the Plan.

         The Debtors and Reorganized Minorplanet will have the sole authority to object to and contest the allowance of any Claims filed with the Bankruptcy Court. The Debtors and Reorganized Minorplanet will use their best efforts to prosecute objections to Claims as warranted. All objections to Claims must be filed by the Objection Deadline, which shall be ninety (90) days after the Effective Date. When the Debtors or Reorganized Minorplanet file an objection to a Claim, the Claim will become a Disputed Claim. Disputed Claims may become Allowed Claims by entry of a Final Order allowing the Claim in whole or in part.

         Pending the resolution of Disputed Claims, Reorganized Minorplanet will hold the Distributions for the benefit of Holders of Disputed Claims in trust in the Disputed Claims Reserve. The amount held in the Disputed Claims Reserve will be calculated based on the smaller of (a) the amount claimed, (b) the amount estimated by the Bankruptcy Court for purposes of distribution or (c) the amount determined by the Bankruptcy Court in a claims allowance hearing, even if there is a pending appeal concerning allowance of the Claim. When a Disputed Claim becomes an Allowed Claim by a Final Order, Reorganized Minorplanet will cause the Distribution owed on such Allowed Claim to be paid out of the Disputed Claims Reserve within ten (10) Business Days after such order becomes a Final Order. Any Distribution that would have been due to the part of the Claim that is disallowed will be released from the Disputed Claims Reserve and distributed Pro Rata to Allowed Claims of the same class as the Disputed Claim that has become Allowed. These supplemental distributions will be made on the six month anniversary of the Effective Date and every six months thereafter as applicable. The Disputed Claim Reserve shall not include any New Common Stock.

                  3. ASSERTION OF ESTATE ACTIONS, DEFENSES AND COUNTERCLAIMS

         Except as otherwise provided in the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, Reorganized Minorplanet shall retain and may exclusively prosecute, settle, or compromise any Estate Action. Reorganized Minorplanet shall also retain and may prosecute and enforce all defenses, counterclaims, and rights against or with respect to all Claims asserted against the Debtors, Reorganized Minorplanet, or the Estates.


JOINT DISCLOSURE STATEMENT                                         PAGE 10 OF 54

Notwithstanding the foregoing, in the event any of the Debtors or Reorganized Minorplanet is determined by the Bankruptcy Court to be solvent, Reorganized Minorplanet will not commence any action to prosecute an Estate Action if such Estate Action requires proof of the insolvency of any of the Debtors or Reorganized Minorplanet.

                  4. SUBSTANTIVE CONSOLIDATION INTO REORGANIZED MINORPLANET

         Before the hearing on this Disclosure Statement, the Debtors intend to file a Motion for Substantive Consolidation, asking the Bankruptcy Court to approve the substantive consolidation of the Debtors' Estates. The Debtors will request requested a hearing on such motion before the Confirmation Date. The Plan is proposed on the basis that the Motion for Substantive Consolidation is granted on or before the Confirmation Date. If such motion is granted, all of the Debtors will be treated as substantively consolidated as Reorganized Minorplanet. All Cash payments and the issuance of New Common Stock to be made on or after the Effective Date pursuant to the Plan will be the obligation of the substantively consolidated Reorganized Minorplanet, and Reorganized Minorplanet will cause these obligations to be performed. Reorganized Minorplanet will take the other actions contemplated under the Plan to consummate and perform the Plan, including making Distributions, abandoning Collateral, objecting to Claims, administering the Disputed Claims Reserve and asserting claims (including, without limitation, the Estate Actions). All obligations under the Plan that are to be performed over time after the Effective Date, including periodic payments to the Holders of Allowed Secured Claims, Allowed Cure Claims, Allowed Other Priority Claims, and any other Allowed Claims that are to be paid over time shall be the obligations of and continue to be performed by Reorganized Minorplanet. All liens of the Holders of Allowed Secured Claims, and the priority of such liens, shall be unaffected by the substantive consolidation and merger of Limited and Caren into Minorplanet. Holders of Allowed Claims will be entitled to only one recovery from the substantively consolidated estate of Reorganized Minorplanet. The Holders of any intercompany Claims by, between, or among Minorplanet, Limited, and Caren will not receive any Distribution on account of such intercompany Claims under the Plan.

         The Debtors believe that they meet the applicable legal standards for substantive consolidation of the Debtors' estates and that the Bankruptcy Court will grant the Debtors' Motion for Substantive Consolidation before the Confirmation Date. For voting purposes, the Debtors intend to solicit votes from the Holders of Claims against and Interests in only Minorplanet and Limited entitled to vote on the Plan. There are no Holders of Claims against and Interests in Caren that are entitled to vote on the Plan. On the Effective Date, all Debtors will be substantively consolidated into Reorganized Minorplanet. The Debtors can demonstrate under the "balancing test" that (1) there is substantial identity between the entities to be consolidated; and (2) consolidation is necessary to realize a substantial benefit to Reorganized Minorplanet of operating the business as a consolidated business enterprise. The factors to be considered by the Bankruptcy Court in determining whether substantive consolidation of the Debtors is appropriate are: (1) the degree of difficulty in segregating and ascertaining individual assets and liability; (2) the presence or absence of consolidated financial statements; (3) the profitability of consolidation at a single physical location; (4) the commingling of assets and business functions; (5) the unity of interests and ownership between various corporate entities; (6) the existence of transfers of assets without formal observance of corporate formalities; and (7) the existence of parent and intercorporate guarantees on loans.

         An alternative test was promulgated by the Second Circuit in the Restivo case which was later adopted by the Ninth Circuit. See In re Augie/Restivo Banking Co., Ltd., 860 F.2d 515, 518

JOINT DISCLOSURE STATEMENT                                         PAGE 11 OF 54

(2d Cir. 1988); and In re Bonham, 229 F.3d 750, 766 (9th Cir. 2000). The inquiry focuses on two factors: (1) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit; or (2) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors.

         Any reasons the Debtors had for having their operations in separate legal entities no longer exists. Although the Debtors were legally separate corporations, the Debtors ran the business as a single business operation, and post-confirmation, Reorganized Minorplanet will substantially benefit from the simplified operation of the business as one legal entity. Debtors have always operated as one entity, and prepared and filed consolidated financial statements and tax returns. Further, Caren has no Creditors and assets of less than $2,000, and the Holders of Allowed General Unsecured Claims against Minorplanet and Limited will receive New Common Stock under the Plan that is equal to the value of their Allowed Claims. Thus, the substantive consolidation of the Debtors will have little, if any, effect on the Debtors' Creditors. The Debtors' liquidation analysis demonstrates that the liquidation of the Debtors on a separate basis does not result in any significant difference in the recovery by unsecured creditors. For the foregoing reasons, the Debtors believe that they meet the applicable legal standards for substantive consolidation and that substantive consolidation of the Debtors is in the best interests of all of the Debtors' Creditors.

                  5. SOURCES OF CASH/EXIT FINANCING

         Reorganized Minorplanet may obtain the funds necessary for the payment of Allowed Claims that are to be paid in Cash on or after the Effective Date through the combination of the Credit Facility (see section VI.C.6 below) and Cash on hand from the Debtors' operations. On or before the Effective Date, the Debtors intend to enter into the Credit Facility with one or more existing or new lenders, on terms as may be acceptable to the Debtors.

                  6. REVESTING OF ASSETS

         Except as otherwise provided in the Plan, the property and assets of the Debtors' Estates under section 541 of the Bankruptcy Code will revest in Reorganized Minorplanet on the Effective Date free and clear of all Claims and Interests, but subject to the obligations of Reorganized Minorplanet as set forth in the Plan and the Confirmation Order. Commencing on the Effective Date, Reorganized Minorplanet may deal with its assets and property and conduct its business without any supervision by, or permission from, the Bankruptcy Court or the Office of the United States Trustee, and free of any restriction imposed on the Debtors by the Bankruptcy Code or by the Bankruptcy Court during the Cases.

                  7. TREATMENT OF EXISTING DEBT INSTRUMENTS AND INTERESTS

         As of the Effective Date, except to the extent provided otherwise in the Plan, any and all notes held by Holders of any Claims (including, without limitation, the Notes), and all agreements, instruments and other documents evidencing the Claims and the rights of the Holders of the Claims, will be automatically canceled, extinguished, voided, and surrendered as provided in section 12.02 of the Plan; all obligations of any Person under those instruments and agreements will be fully and finally satisfied and released; and the obligations of the Debtors under those instruments and agreements will be discharged. On the Effective Date, except to the extent otherwise provided in the Plan, the Indenture relating to the Notes will be canceled, and the obligations of the Indenture Trustee and the Debtors thereunder, except for any obligation to pay reasonable professional fees, will be discharged; however, the Indenture will continue in effect solely for the purposes of allowing the Indenture Trustee to maintain any rights or liens it

JOINT DISCLOSURE STATEMENT                                         PAGE 12 OF 54
may have for reasonable fees, costs and expenses under the Indenture. On payment in full of the reasonable fees and expenses of the Indenture Trustee, except as provided herein, the rights of the Indenture Trustee will terminate. Pursuant to section 1129(a)(4) of the Bankruptcy Code, Reorganized Minorplanet will pay in full the reasonable prepetition and post-petition fees and expenses of the Indenture Trustee and its respective professionals as soon as practicable after the Bankruptcy Court's approval by a Final Order of a Fee Claim therefor.

                  8. ISSUANCE OF NEW COMMON STOCK

         The Plan authorizes the issuance of the New Common Stock pursuant to the Plan without further act or action under applicable law. The New Common Stock shall be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and shall be exempt from registration under applicable securities law pursuant to section 1145(a) of the Bankruptcy Code. The provisions of the New Common Stock to be issued pursuant to the Plan are summarized as follows:

         (a) Authorization. Reorganized Minorplanet will be authorized to issue up to fifty million (50,000,000) shares of Authorized New Common Stock on or after the Effective Date. The New Common Stock, a subset of the Authorized New Common Stock, will be issued under the Plan pursuant to sections 6.03 and 6.05 of the Plan.

         (b) Par Value. The New Common Stock will have a par value of $.01 per share.

         (c) Rights. The New Common Stock will have the rights with respect to dividends, liquidation, voting and other matters as set forth in the amended and restated certificate of incorporation of Reorganized Minorplanet and as provided under applicable law and in the Plan.

         (d) Dilution. The New Common Stock is subject to dilution by any additional issuance of the Authorized New Common Stock duly authorized by Reorganized Minorplanet after the Effective Date.

         No fractional shares of New Common Stock will be issued or distributed under the Plan or by Reorganized Minorplanet. Each Person entitled under the Plan to receive a Distribution of New Common Stock will receive the total number of whole shares of New Common Stock to which the Person is entitled. Whenever any Distribution, or a portion thereof, to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, Reorganized Minorplanet will allocate separately one whole share of New Common Stock to the Person and other Persons similarly entitled, in order of the fractional portion of their entitlement, starting with the largest fractional portion, until all remaining whole shares have been allocated. Upon the allocation of a whole share to a Person in respect of the fractional portion of its entitlement, the fractional portion will be canceled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares of New Common Stock that remain to be allocated, Reorganized Minorplanet will allocate the remaining whole shares to the Holders by random lot or another impartial method as Reorganized Minorplanet deems fair. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements will be canceled and will be of no further force and effect.

                  9. STATUS OF NEW COMMON STOCK UNDER FEDERAL SECURITIES LAWS

         The resale of securities received or issued under the Plan may be subject to restrictions under applicable securities laws and the Bankruptcy Code. Given the complex nature of the question of whether a particular person may be an "underwriter" as that term is used in the

JOINT DISCLOSURE STATEMENT                                         PAGE 13 OF 54

Bankruptcy Code and/or other applicable securities laws, the Debtors and Reorganized Minorplanet cannot make any representations as to the right of any person to trade in the New Common Stock. Persons receiving New Common Stock under the Plan are urged to consult their own counsel concerning whether they may freely trade such securities.

         The Plan refers to and briefly describes the New Common Stock. The Plan does not and the Disclosure Statement will not constitute an offer to sell (or a solicitation of an offer to buy) the shares of New Common Stock. Information about the shares of New Common Stock is included in the Disclosure Statement and in the Plan solely for the purpose of satisfying requirements of the Bankruptcy Code to provide information adequate to enable the Holders of Claims and Interests to make an informed decision about the Plan.

                  10. DIRECTORS AND MANAGEMENT OF REORGANIZED MINORPLANET

         Minorplanet's current directors and officers are listed in section V.D of this Disclosure Statement. The new officers of Reorganized Minorplanet on and immediately after the Effective Date shall be as follows:

                                                                                                                    YEARS OF
                                  YEARS EMPLOYED BY    FORMAL SECONDARY                                             RELEVANT PRIOR
NAME & TITLE             AGE      MINORPLANET          EDUCATION           CURRENT RESPONSIBILITIES                 EXPERIENCE
------------             ---      -----------------    ----------------    ------------------------                 --------------
Dennis R. Casey,         68       Less than 1          B.S. Finance, New   Day to day management of the business    40
President and Chief                                    York University     affairs of the corporation including
Executive Officer                                                          strategic plan development

W. Michael Smith         39       6                    B.B.A and M.B.A.    SEC Reporting, Operations Management,    15
Executive Vice                                         Accounting,         and financial management
President, Chief                                       University of
Operating Officer,                                     North Texas
Chief Financial
Officer and Treasurer

J. Raymond Bilbao        37       7                    B.A. - Texas        Human Resources, Operational Support,    12
Senior Vice President,                                 Christian           SEC Reporting, Corporate Governance,
General Counsel and                                    University          Contract Negotiation and Drafting,
Secretary                                              (Political          Litigation, Intellectual Property
                                                       Science)            Licensing and Patent/Trademark
                                                                           Portfolio Management
                                                       J.D. St. Mary's
                                                       University

Robert Lambert           44       7                    B.S. Business       Management of information technology     24
Vice President                                         Administration
Information Technology                                 (Data Processing
                                                       -MIS), University
                                                       of Arkansas,
                                                       Fayetteville,
                                                       Arkansas


JOINT DISCLOSURE STATEMENT                                         PAGE 14 OF 54

                                                                                                                    YEARS OF
                                  YEARS EMPLOYED BY    FORMAL SECONDARY                                             RELEVANT PRIOR
NAME & TITLE             AGE      MINORPLANET          EDUCATION           CURRENT RESPONSIBILITIES                 EXPERIENCE
------------             ---      -----------------    ----------------    ------------------------                 --------------

David Bagley             49       12                   Associate Degree    Network Operations and engineering       30
Vice President,                                        - Electronic
Network Operations                                     Technology, UEI
                                                       Oklahoma City,
                                                       Oklahoma

                                                       B.S. Business
                                                       Administration
                                                       Kennedy-Western
                                                       University

Robert Gray, Chief       38       3                    B.B.A.-Accounting,  Management of Accounting, SEC Reporting  16
Accounting Officer                                     Southern
                                                       Methodist
                                                       University

         The New Board of Directors for Reorganized Minorplanet shall consist of five (5) members who shall be identified at the hearing on the Disclosure Statement and will be formed as of the Effective Date. All decisions regarding the election of other officers, the continued employment of senior management of Reorganized Minorplanet, new employment contracts for senior management of Reorganized Minorplanet, and issuance of the New Management Stock will be made by the New Board of Directors or the Compensation Committee of the New Board of Directors. The New Board of Directors will serve until the first annual meeting of stockholders of Reorganized Minorplanet held after the Effective Date.

                  11. CONTINUATION OF EMPLOYEE BENEFIT PLANS

         From and after the Effective Date, Reorganized Minorplanet will continue (unless subsequently modified or replaced) all existing employee benefit policies, plans and agreements, including but not limited to: (a) medical, dental, life, travel accident and accidental death and dismemberment insurance; (b) sick pay, short-term disability pay and long-term disability insurance; (c) vacation and holiday pay; (d) bonus and severance programs; and
(e) qualified deferred compensation plans.

         D. EFFECT OF CONFIRMATION OF PLAN

                  1. DISCHARGE OF DEBTORS

         All consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtors of any nature whatsoever or against any of the Debtors' assets or properties.

                  2. RELEASE

         The Debtors, Reorganized Minorplanet, the Creditors' Committee, the members of such committee in their capacity as such, any of such parties' respective present members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents, and any of such parties' successors and assigns (the "Released Parties") shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another, to any Claim Holder or Interest Holder, to any other party in interest, or to any of their respective agents, employees, representatives, financial advisors, attorneys, or

JOINT DISCLOSURE STATEMENT                                         PAGE 15 OF 54

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affiliates, or to any of their successors or assigns, for any post-petition act or omission through and including the Effective Date in connection with, relating to, or arising out of the operation of the Debtors' business (other than liabilities incurred in the ordinary course of the Debtors' business), the Cases, the filing of the Cases, the formulation, preparation, dissemination, approval, confirmation, administration, or consummation of the Plan, the Disclosure Statement, or the property to be distributed under the Plan, except for any act or omission to the extent such act or omission is determined in a Final Order to have constituted willful misconduct or gross negligence, and in all respects the Released Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in connection with the Debtors' business.

         Notwithstanding any other provision of the Plan, no Holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Released Parties for any post-petition act or omission through and including the Effective Date in connection with, relating to, or arising out of the operation of the Debtors' business (other than liabilities incurred in the ordinary course of the Debtors' business), the Cases, the filing of the Cases, the formulation, preparation, dissemination, approval, confirmation, administration, or consummation of the Plan or the Disclosure Statement, except for any act or omission to the extent such act or omission is determined in a Final Order to have constituted willful misconduct or gross negligence.

                  3. INJUNCTION

         The satisfaction, releases, and discharge pursuant to Article X of the Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or cause of action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

         Notwithstanding any other provision of the Plan, the releases and injunction provided in sections 10.03 and 10.04 of the Plan shall not release or enjoin any claims against any of the individuals or entities enumerated therein with respect to (a) fiduciary obligations under ERISA or any controlled group liabilities under Title IV of ERISA or (b) police or regulatory activities of governmental regulatory agencies.

         Any Person who, after the Effective Date, initiates any judicial proceeding to assert or prosecute any claim that is released and enjoined under sections 10.03 and 10.04 of the Plan shall post a bond of $1,000,000 to cover the legal fees and expenses of the person(s) against whom such claims are asserted. Such bond must be issued by a bonding company acceptable to the Person(s) against whom such claims are asserted or shall be established through an escrow account at a federally insured banking institution.

         E. RETENTION OF JURISDICTION

         Until the Cases are closed, the Bankruptcy Court will retain the jurisdiction as is legally permissible under applicable law, including under sections 105(a) and 1142 of the Bankruptcy Code, including that necessary to ensure that the purpose and intent of the Plan are carried out and to hear and determine all Claims and Interests and objections thereto that could have been brought before the entry of the Confirmation Order. The Bankruptcy Court will retain jurisdiction to hear and determine all Claims against and Interests in the Debtors and to enforce

JOINT DISCLOSURE STATEMENT                                         PAGE 16 OF 54
all causes of action that may exist on behalf of Debtors, over which the Bankruptcy Court otherwise has jurisdiction.

         F. MODIFICATION OR REVOCATION OF PLAN

         The Debtors reserve the right to modify the Plan either before or after the Confirmation Date to the fullest extent permitted under section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, including but not limited to modifications necessary to negotiate the resolution of an objection to confirmation of the Plan. The Debtors may withdraw the Plan at any time before the Confirmation Date, or thereafter prior to the Effective Date. The Debtors may amend the Plan before or after the Effective Date as provided in section 1127 of the Bankruptcy Code.

         G. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  1. GENERAL TREATMENT; REJECTED IF NOT ASSUMED

         The Plan constitutes and incorporates a motion by the Debtors to reject, as of the Effective Date, all prepetition executory contracts and unexpired leases to which any of the Debtors is a party, except for executory contracts or unexpired leases that (a) have been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) are the subject of a separate motion pursuant to section 365 of the Bankruptcy Code to be filed and served by the Debtor on or before the Confirmation Date, or (c) are designated in a Plan Document that lists the executory contracts and unexpired leases that the Debtors intend to assume.

                  2. CURE PAYMENTS AND RELEASE OF LIABILITY

         All Allowed Cure Claims that may be required by section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease that is assumed under the Plan or pursuant to a prior Final Order of the Bankruptcy Court shall be made in accordance with section 3.04 of the Plan. To the extent that a party to an assumed executory contract or unexpired lease has not filed an appropriate pleading with the Bankruptcy Court on or before the thirtieth
(30th) day after the Effective Date disputing the amount of any Cure Claim offered to it, disputing the cure of any other defaults, disputing the promptness of the Cure Claim payments, or disputing the provisions of adequate assurance of future performance, then such party shall be deemed to have waived its right to dispute such matters.

                  3. BAR TO REJECTION DAMAGES

         If the rejection of an executory contract or an unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors, Reorganized Minorplanet or their respective properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon Reorganized Minorplanet by the earlier of (a) thirty (30) days after the Effective Date or (b) such other deadline as the Bankruptcy Court may set for asserting a Claim for such damages.

                  4. REJECTION CLAIMS

         Any Claim arising from the rejection of an unexpired lease or executory contract shall be treated as a General Unsecured Claim pursuant to the Plan, except as limited by the provisions of sections 502(b)(6) and 502(b)(7) of the Bankruptcy Code and state law mitigation requirements. Nothing contained herein shall be deemed an admission by the Debtors that such rejection gives rise to or results in a Claim or shall be deemed a waiver by the Debtors of any objections to such Claim if asserted.


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         Minorplanet has already rejected unexpired prepetition equipment leases and nonresidential real property leases with several parties, pursuant to motions filed and granted in the chapter 11 Cases. See discussion in sections VI.C.7 and VI.C.8 below. No party to any of those contracts or leases has yet filed a claim for rejection damages. Thus, the amount of General Unsecured
Claims estimated in the table set forth in section IV.B.2.a above does not include any amounts for potential Rejection Damage Claims.

                  5. CURE CLAIMS

         Pursuant to Section 8.02 of the Plan, Reorganized Minorplanet intends to assume the executory contracts and leases listed in a Plan Document to be filed with the Bankruptcy Court. The assumption of such contracts will result in Cure Claims in the estimated amounts of $2,035,000 related to Minorplanet contracts.

         H. INDEMNIFICATION OF CURRENT OFFICERS AND DIRECTORS

         The obligations of any Debtor to indemnify any of the Current Officers and Directors, whether under a Debtor's certificate of incorporation or bylaws (or analogous governing documents), any agreement, law or regulation, or otherwise, will be assumed by Reorganized Minorplanet and will continue after the Confirmation Date and be the obligations of Reorganized Minorplanet. The assumption of the foregoing obligations will, in effect, provide administrative claim treatment of such obligations. Although the Debtors are not currently aware of any claims arising under those obligations, they believe such treatment is appropriate in light of the contributions by the indemnified parties to the Debtors and their reorganization and the fact that some of those parties will continue to serve as officers or directors of Reorganized Minorplanet.

THIS IS ONLY A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN. THE PLAN INCLUDES OTHER PROVISIONS THAT MAY AFFECT YOUR RIGHTS. YOU ARE URGED TO READ THE PLAN IN ITS ENTIRETY BEFORE VOTING ON THE PLAN.

                         V. DESCRIPTION OF THE DEBTORS

         A. CORPORATE HISTORY AND STRUCTURE

         Minorplanet was originally incorporated as HM Holding Corporation on January 28, 1994, which, through a series of mergers and name changes, became Minorplanet Systems USA, Inc. effective July 22, 2003. Caren is a limited company organized under the laws of the United Kingdom on June 18, 1996. Minorplanet acquired Caren on June 21, 2001. Caren owns 100% of Limited. Caren has no assets other than its ownership of Limited and $1,910 in cash held in an account with the Bank of Scotland necessary to maintain its limited company existence. Limited is a limited company organized under the laws of the United Kingdom on December 28, 2000 and holds the VMI license right.

         B. BUSINESS OF THE DEBTORS

                  1. INFRASTRUCTURE AND OPERATIONS

         Minorplanet develops and implements mobile communications solutions for service vehicle fleets, long-haul truck fleets, and other mobile-asset fleets, including integrated voice, data and position location services. Limited markets and sells the Vehicle Management Information (TM) ("VMI") product, licensed from Minorplanet Limited, in the automatic vehicle location ("AVL") market in the United States. The VMI product is designed to maximize the productivity of a mobile workforce as well as reduce vehicle mileage and fuel-related expenses.

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


         Use of Wireless Networks. Minorplanet uses wireless data and/or voice technologies, combined with Global Positioning System ("GPS") satellite technology, for all of its products. Minorplanet's strategy is to select and use wireless networks that provide the "best fit" for each product and application or specific customer need.

         Minorplanet's Series 5000 mobile units use circuit-switched analog cellular technology for transmitting location, as well as other information, to Minorplanet's Network Service Center. The NSC then routes the data to the appropriate destination, which may be a customer's dispatcher workstation for data or any other telephone for voice communication. These units use Minorplanet's patented Advanced Cellular Transmission Technology ("ACTT"), a one-way data communication technology from the mobile unit back to the NSC. ACTT reduces cost to the customer and Minorplanet of utilizing the overhead control channel for data messaging. Minorplanet believes that analog cellular technology provides the best ubiquitous coverage for over-the-road vehicles that travel across the United States. As digital technologies further penetrate existing wireless infrastructure, digital cellular networks may become a viable alternative for over-the-road vehicles.

         Minorplanet's Series 5005S mobile units are also integrated with a GSM telephone. GSM (i.e., global system for mobile communications) is a digital technology developed in Europe and adapted for North America. GSM is the most widely used digital standard in the world. Since service vehicles primarily operate in urban areas, these digital networks provide appropriate coverage.

         VMI. The VMI technology uses a GSM digital network. Currently, the three major carriers providing GSM coverage in the United States are T-Mobile, Cingular and AT&T Wireless, all of which provide coverage in the major metropolitan areas in the United States. These carriers have announced joint arrangements to continue to expand GSM coverage in the United States, including interoperability among the three carriers. Minorplanet believes the coverage, bandwidth and price of the GSM network make it best suited for the VMI technology.

         Network Services Center. Minorplanet operates an NSC, which provides switching services for each Series 5000 and 5005S mobile unit (collectively, "Mobile Unit" or "Mobile Units"), connecting them to the nationwide network of cellular providers, the customer's dispatcher workstation and the nationwide landline telephone network. The NSC is capable of processing, storing and transmitting data to and from the Mobile Units to enable transmission of data to customers. Additionally, voice communications are routed from each Series 5000 Mobile Unit through Minorplanet's nationwide enhanced-services network to the NSC, which automatically completes the call through the public telephone network to the end user. Voice communications from the customer's dispatcher or personal calls for the driver are routed through a toll-free telephone number to the NSC, which completes the call through the appropriate wireless cellular system for the region where the truck is operating. Data packets from the host or a Mobile Unit are stored in the NSC, and then transmitted in cost-effective batches. Time-critical information, as configured by the customer, is immediately transmitted to the receiving party. The NSC records data from each transmission, generates a call record and processes the information into customer billing records.

         Call Routing. Each time a Mobile Unit travels into a new cellular area, it automatically registers with the cellular carrier under contract with Minorplanet. The cellular carrier routes the message to Telecommunications Services Incorporated, formerly GTE-TSI ("TSI"). Pursuant to

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


a contract with Minorplanet, TSI coordinates with the NSC to deliver calls to the Mobile Unit as it travels through a new cellular area.

         Wireless Infrastructure. The FCC has provided for a two-operator duopoly in each analog cellular market. Only two licenses were awarded to carriers of analog cellular service in any specific cellular area. Minorplanet's system has agreements with both carriers in approximately 75% of its markets, allowing system redundancy and greater flexibility. A number of cellular carriers are in the process of upgrading from existing analog cellular systems to enhanced digital technology systems. However, Minorplanet believes that the large number of analog telephones already owned by cellular subscribers will ensure that cellular telephone operators continue to offer services to existing analog users concurrently with digital users over an extended phase-in period that exceeds the expected useful life of the current analog Mobile Units.

                  2. STRATEGIC SERVICE ALLIANCES

         Wireless Carriers. Minorplanet has established a network for the United States that offers mobile communication coverage in 98% of the available analog wireless service areas in the United States (which covers approximately 95% of the United States interstate highway system) and 100% of the A-Side coverage in Canada. The Debtors have agreements in place with 66 wireless carriers, including all the regional Bell operating companies, AT&T Wireless Inc. and Rogers Cantel, Inc., in 706 markets in the United States and Canada. These agreements provide for an initial term of one or three years, with automatic one-year successive renewals unless either party terminates the contract upon 180-days' notice before the end of the renewal term. Minorplanet is not required to reimburse carriers for fraudulent usage unless the carriers have fully implemented Minorplanet's anti-fraud protocol. Although that protocol has been effective in preventing fraud to date, there can be no assurance that this will be the case in the future.

         TSI. TSI provides clearinghouse functions to the cellular industry, creates the data link between a foreign network and a traveling vehicle's home cellular service area, performs credit checks, and facilitates incoming call delivery functions. Minorplanet's contract with TSI is critical to Minorplanet's ability to instantly deliver calls nationwide for its NSC network subscribers in connection with Minorplanet's agreement with Aether, which has an initial term that ends on April 15, 2005. On July 8, 2003, Minorplanet and Aether extended the transition period during which Minorplanet provides NSC network services to its network subscribers until January 30, 2005. Upon expiration of such agreement, Minorplanet may discontinue its purchase of TSI services as it will no longer provide NSC network services to such network subscribers. After October 31, 2004, Minorplanet may terminate the TSI agreement for convenience upon 60 days prior written notice and payment of a termination fee of $15,000. See the "Risk Factor" in section IX.C.8 below relating to the TSI agreements.

         Tekelec. Tekelec, formerly IEX Corp., designed, tested and constructed the NSC. The NSC constitutes a critical link in providing certain enhanced call processing and data management services and is necessary for Minorplanet to receive, store and route voice and data transmissions to and from its NSC Systems customers. Minorplanet's software maintenance and support agreement with Tekelec expired on December 31, 2003. In September 2003, Minorplanet hired a former employee of Tekelec, who serviced Minorplanet contract, under a one-year employment agreement to provide service and support for the NSC. Minorplanet

JOINT DISCLOSURE STATEMENT                                         PAGE 20 OF 54
currently believes that this arrangement will be sufficient for the maintenance and support of the NSC.

         T-Mobile. Minorplanet sells T-Mobile GSM data services to its VMI customers as an agent of T-Mobile pursuant to a January 1, 2003 agreement with T-Mobile USA, Inc. The agreement has an initial term of two years and automatically terminates unless Minorplanet provides written notice of its intent to renew to T-Mobile at least 60 days prior to the end the term. Minorplanet also resells T-Mobile GSM data services to Limited's VMI customers pursuant to a reseller agreement with T-Mobile. The initial term of that agreement has expired, and the contract renews automatically on a month-to-month basis unless terminated by either party on written notice. See Risk Factor in section IX.C.11 below regarding risks associated with this relationship.

         Cingular Wireless LLC. On March 30, 1999, Minorplanet and Southwestern Bell Mobile Systems Inc., now known as Cingular Wireless LLC ("Cingular"), executed an Administrative Carrier Agreement with an initial term of three years that automatically renews for five additional consecutive one-year terms under which Cingular provides to Minorplanet clearinghouse services and cellular service. On July 8, 2002, Minorplanet and Cingular executed an Authorized Agency Agreement and First Amendment thereto whereby Minorplanet acts as Cingular's agent to sell Cingular GSM data services to Minorplanet's VMI system customers so those customers will have a direct contractual relationship for the purchase of GSM data services from Cingular. See Risk Factor in section IX.C.9 below regarding risks associated with this relationship.

         Alarm Monitoring Services. On May 25, 2000, Minorplanet and Criticom International Corporation ("CIC") entered into a Monitoring Services Agreement (the "CIC Contract") with an initial term of three years that automatically renews for successive two-year terms pursuant to which CIC provides certain panic alarm monitoring services for Minorplanet in connection with its obligations to the SBC Companies. See the "Risk Factor" in section IX.C.6 below relating to the CIC relationship.

         Key Suppliers. Minorplanet does not manufacture or assemble its products. Minorplanet purchases its VMI products from manufacturers selected by Minorplanet Systems PLC, a United Kingdom public limited company ("Minorplanet UK"), under the terms of the Exclusive License and Distribution Agreement entered into on June 21, 2001 (the "License Agreement"). Minorplanet also subcontracts for the manufacture of its other products from various suppliers.

                  3. PRODUCT LINES

         HM5000. The Debtors' initial product offering, the Series 5000, was developed for, and sold to, companies that operate in the long-haul trucking market. The Debtors provides mobile communications services to the long-haul trucking market through a wireless enhanced services network, which utilizes patented technology developed and owned by the Debtors, to integrate various transmission, long-distance, switching, tracking, and other services provided through contracts with certain telecommunications companies and cellular carriers.

JOINT DISCLOSURE STATEMENT                                         PAGE 21 OF 54

         Series 5005S. In September of 1998, in response to a request from the member companies of SBC Communications, Inc. (the "SBC Companies") for a product to maximize the productivity of their service vehicle fleets, Minorplanet developed and sold to the SBC Companies the Series 5005S mobile unit (the "SBC Contract"). The Series 5005S mobile unit was based on the Series 5000 product offering originally designed for the long haul trucking market with customized proprietary hardware and software, which uses the Debtors' NSC for data transmission. The Series 5005S mobile unit was further modified to utilize the GSM/digital network for transmission for certain SBC Companies.

         In addition to fleet monitoring and voice and data communications capabilities, the Series 5005S mobile units feature an alarm-monitoring function that enables the driver to summon emergency assistance by pressing a panic alarm button on a key fob when away from, but in close proximity to, the service vehicle. The alarm signal is routed to a third party monitoring center under contract with the Debtors that confirms the validity of the alarm and then notifies the appropriate safety agency. The GPS data is also transmitted to the monitoring center to pinpoint the location of the vehicle for the most efficient dispatch of the safety personnel.

         SBC ultimately purchased and installed approximately forty thousand (40,000) Series 5005S mobile units. The initial three (3) year service term on the SBC Contact has been extended four times, most recently in January 2004 for an additional year term ending on January 30, 2005. Over the life of the SBC Contract, SBC has reduced its service fleet, thus reducing the number of HM5005S units in active service to thirty three thousand (31,500) HM5005S mobile units in service with the Debtors. The Debtors are currently in discussions with the SBC Companies regarding their purchase of a next-generation mobile unit from the Debtors along with a 3- to 5-year service commitment. There can be no assurances that the Debtors will be able to consummate a sale of a next generation product with the SBC Companies.

         Vehicle Management Information Systems. As part of its strategy to enter the nascent automatic vehicle location market, on June 21, 2001, Minorplanet consummated a Stock Purchase and Exchange Agreement with Minorplanet UK and Mackay Shields LLC, dated February 14, 2001 (the "Purchase Agreement") whereby Minorplanet acquired the exclusive rights to its current VMI product line. Under the Purchase Agreement, Minorplanet issued thirty million (30,000,000) shares of its common stock (post reverse stock split) in a change of control transaction to Minorplanet UK.

         In exchange for this stock issuance, Minorplanet UK paid Minorplanet ten million dollars ($10,000,000) in cash and transferred to Minorplanet all of the shares of Minorplanet UK's wholly-owned subsidiary, Minorplanet Limited, which was subsequently renamed Caren (292) Limited. At the time of the transfer, Caren owned one hundred percent (100%) of the outstanding common stock of Limited. Prior to the transaction, pursuant to the License Agreement, Minorplanet UK granted to Limited an exclusive, royalty-free, 99-year license to market, sell and operate Minorplanet UK's vehicle management information technology in the United States, Canada and Mexico (the "License Rights"). Thus, upon completion of the stock issuance transactions, Minorplanet acquired two subsidiaries (Caren and Limited). As a result of this transaction, Minorplanet UK beneficially owned approximately sixty two percent (62%) of the outstanding shares of Minorplanet's common stock.

JOINT DISCLOSURE STATEMENT                                         PAGE 22 OF 54

         Following the acquisition of the VMI License Rights, the Debtors began marketing and selling the VMI product in the United States. The VMI product is designed to maximize the productivity of a mobile workforce and reduce vehicle mileage and fuel related expenses. The VMI technology consists of: (i) a DCU, which continually monitors and records a vehicle's position, speed and distance traveled; (ii) a CCC, which receives and stores in a database information downloaded from the DCU's; and (iii) software used for communication, messaging and detailed reporting. VMI uses GPS location technology to acquire a vehicle location on a minute-by-minute basis, and a GSM-based cellular network to transmit data between the DCUs and the CCC. The VMI application is targeted to small and medium sized fleets based in major metropolitan areas, which the Debtors believes represent a total U.S. market of approximately twenty (20) million vehicles.

         VMI provides ongoing visibility into the activities of a mobile workforce via an extensive reporting system that provides real-time and exception-based reporting. Real-time reports provide information regarding a vehicle's location, idling, stop time, speed and distance traveled, enabling the customer to determine when an employee starts or finishes work, job site arrival times and locations. Exception reports allow the customer to set various parameters within which vehicles must operate, and the system will report exceptions including speeding, extended stops, unscheduled stops, route deviations, visits to barred locations and excessive idling. The VMI system also enables text messages to be sent from the CCC to any mobile phone. Employees can also send messages using free text and preformatted forms on their mobile phones.

         The Debtors currently have an installed unit base of over seven thousand (7,000) VMI units. The Debtors currently rely on Minorplanet UK for research and development for new products and services. Pursuant to the License Agreement with Minorplanet UK, the Debtors pay one million dollars ($1,000,000) per year to Minorplanet UK for research and development.

         Next Generation AVL Product. The Debtors currently believe that to fully exploit the AVL marketplace in the United States, they must introduce a next-generation mobile unit that uses general packet radio service ("GPRS") for transmission of wireless data. The Debtors believe that a GPRS-enabled mobile unit will provide substantial savings in wireless transmission costs over the current GSM circuit-switched VMI unit. Furthermore, the Debtors believe the AVL software used in conjunction with the mobile unit should be hosted by the Debtors in a service bureau environment utilizing the Debtors' existing NSC whereby customers access their data through the Internet or a dedicated frame relay. The Debtors believe that a service bureau offering will allow them to substantially reduce their customer support and maintenance costs by avoiding costly maintenance visits to customer premises.

         In early 2003, the Debtors requested that Minorplanet UK develop a GRPS-enabled VMI unit and modify the VMI software to be hosted in a web environment. Minorplanet UK initially scheduled delivery of the GPRS-enabled mobile unit and web-enabled software on or before September 2003. However, to date, Minorplanet UK has been unable to deliver a commercially viable GPRS-enabled mobile unit and web-enabled software. In fact, Minorplanet UK recently announced that it had elected to outsource the development of the web-hosted software, which would not be available until mid-2005.

JOINT DISCLOSURE STATEMENT                                         PAGE 23 OF 54

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         In conjunction with its development of the next-generation product for the SBC Companies, the Debtors commenced the internal development a GPRS-enabled mobile unit and AVL software in January 2004, which can be hosted by the Debtors at its NSC with minor modifications and minimal capital expenditures (the "Next Generation Product"). Customers using the Next Generation Product will access their data via the Internet or dedicated frame relay. Minorplanet currently anticipates commercially launching the Next Generation Product in early November 2004. There can be no assurances that the Debtors will be able to commercially launch the Next Generation Product in or before November 2004, and failure to do so may have a material adverse impact on the Debtors' business financial condition and results of operations.

         The Debtors intend to reject the License Agreement for the VMI technology, as of the Effective Date. Minorplanet further intends to negotiate with Minorplanet UK for a temporary use license to market and sell the VMI product until the Debtors' Next Generation Product is commercially available. In the event that the Debtors cannot obtain the temporary license, the Debtors will be required to cease the marketing and sale of the VMI product upon the Effective Date, when the rejection of the License Agreement becomes effective. Accordingly, during the period from the Effective Date until the Debtors' Next Generation Product is commercially available, the Debtors would not have an AVL product to market and sell. There can be no assurances that the Debtors will be able to obtain a temporary license right to market and sell the VMI product following rejection of the License Agreement, and failure to do so may have a material adverse impact on the Debtors' business financial condition and results of operations.

         The Debtors believe that the potential market opportunity for the AVL products such as the Next Generation Product line in the United States is significant. According to a report by C.J. Driscoll & Associates (the "Driscoll Report"), there are approximately twenty (20) million private (not "for hire") commercial vehicles in the United States, the majority of which are service or metro vehicles, and over ninety five percent (95%) of the U.S. fleets have no onboard fleet monitoring system. The Debtors further believe that over the next few years, companies will become increasingly aware of the very substantial benefits that systems such as the Next Generation Product line can bring to their fleet operations and such systems will become standard in commercial fleets, both large and small. The Driscoll Report forecasts that the market for vehicle telematics systems such as the Next Generation Product line will grow into a multi-billion dollar market over the next five years. Currently, competition in this market segment is fragmented, and no clear market leader exists.

                  4. PATENTS AND PROPRIETARY TECHNOLOGY

         Minorplanet has obtained 42 United States patents and 16 foreign patents and has applied for, and has pending, additional United States and foreign patents. In general, Minorplanet's existing patents claim inventions involving the innovative and novel use of the existing wireless infrastructure as well as the particular operational features and functionality of certain of Minorplanet's historical products and services. Minorplanet's software is also protected under patents, federal and state trade secret law and federal copyright law. See the "Risk Factor" in section IX.C.14 below relating to risks associated with Minorplanet's intellectual property.

                  5. REGULATION

         Minorplanet's products and services are subject to various regulations promulgated by the FCC that apply to the wireless communications industry generally. Minorplanet's Mobile Units, data control units ("DCUs"), command and control center ("CCCs"), and its TrackWare(R) Units must meet certain radio frequency emission standards so as to avoid interfering with other

JOINT DISCLOSURE STATEMENT                                         PAGE 24 OF 54
devices. Minorplanet relies on the manufacturer of the cellular transceiver components of the Mobile Units, DCU's and CCC's to carry out appropriate testing and regulatory compliance procedures regarding the radio emissions of the cellular transceiver component.

         The FCC also controls several other aspects of the wireless industry that affect Minorplanet's ability to provide services. The FCC controls the amount of radio spectrum available to cellular carriers, which could eventually limit growth in cellular carrier capacity.

         The FCC also regulates telecommunications service providers or common carriers, requiring approval for entry into the marketplace and regulating service rates. Additionally, most states regulate rates and market entry for telecommunications service providers. In order to encourage growth within the information services segment of the telecommunications industry, the FCC issued an order generally exempting enhanced services providers from regulation by the FCC and various state regulatory agencies. Services qualify as enhanced services if data is transmitted between the provider and customer so that the customer is able to interact with or manipulate the data regardless of whether the services provided include telecommunications transmission components, such as wireless or long distance services. Minorplanet believes that the services it provides to its customers in connection with the Mobile Units, DCU's and CCC's qualify as enhanced services and are exempt from both FCC and state regulation. Alternatively, Minorplanet believes that its services may be characterized as a private network not offered to the public at large but offered to specific group of users, which Minorplanet believes should also serve to exempt it from FCC and state regulation.

         The wireless telecommunications industry currently is experiencing significant regulatory changes that may require a re-examination of laws and regulations applicable to Minorplanet's operations. If the FCC characterizes Minorplanet's services as Commercial Mobile Radio Services ("CMRS"), Minorplanet may be subject to FCC regulation as a telecommunications service provider. However, the FCC has decided to forbear from most regulation of the CMRS marketplace, including regulation of the rates and terms of market entry for interstate services offered by CMRS providers. In addition, the U.S. Congress has preempted state regulation of CMRS market entry and rates. FCC decisions thus far have enhanced the development of CMRS, including requiring local telephone companies to offer interconnection and access to their networks to CMRS providers and to establish reciprocal compensation arrangements with CMRS providers for the transportation and termination of calls at prices that are cost-based and reasonable.

         If any services offered by Minorplanet are determined to be telecommunications services by the FCC, the revenues generated from these services would be subject to the required contribution to the federal universal service fund. At this time, revenues generated from Minorplanet's services that meet the definition of enhanced services are not subject to that required contribution. However, based on a conservative interpretation, Minorplanet has historically reported certain revenues generated by the personal calling plan service offered by Minorplanet as a telecommunications service for purposes of federal universal service fund contribution filings. Various states have instituted their own universal service fund mechanisms that may or may not follow the federal statutes in exempting revenues generated by enhanced services. Minorplanet cannot predict the impact of any future requirements to contribute to state and federal universal service mechanisms. See the "Risk Factor" in section IX.C.13 below regarding these risks.

JOINT DISCLOSURE STATEMENT                                         PAGE 25 OF 54

                  6. RESEARCH AND DEVELOPMENT


         As stated in section V.B.3 above, Minorplanet will no longer rely on Minorplanet UK for the development of AVL products and has elected to undertake the development of such products in house.

                  7. CONTROL OF DEBTORS BY MINORPLANET UK

         Pursuant to the Purchase Agreement, Minorplanet UK gained and exercised significant control over the Debtors. Specifically, immediately following consummation of the transaction, at Minorplanet UK's direction, Minorplanet appointed two additional directors, Robert Kelly and Andrew Tillman, both of whom were currently officers of Minorplanet UK and were designated by Minorplanet UK, to its board of directors: Mr. Tillman was subsequently replaced with Michael Abrahams as one of the two Minorplanet UK designees. The Purchase Agreement further provided that Minorplanet UK had the right to designate two of the seven directors in the future and to maintain proportionate representation on the board its committees. Given Minorplanet UK's then current ownership, however, it had the right to elect all director nominees if it decided to do so. In addition, the Purchase Agreement provided that so long as Minorplanet UK had the right to designate directors for the Minorplanet board (i.e., it owns at least 5% of the outstanding common stock of Minorplanet), none of the following actions could be taken unless approved by all of Minorplanet UK Directors:

    o any capital expenditure by the Debtors that is not contemplated in any current annual budget and exceeds $200,000;

    o the hiring and firing of any of the Debtors' officers or senior executives reporting to the chief executive officer who has an annual salary of $130,000 or more, or entering into employment agreements with these individuals or amendments to existing agreements;

    o the direct or indirect redemption, purchase or making of any payments with respect to stock appreciation rights and similar types of stock plans;

    o the sale, lease or transfer of any assets of Minorplanet representing 5% or more of the Debtors' consolidated assets, or the merger, consolidation, recapitalization, reclassification or other changes to the capital stock of the Debtors; except as required under law, the taking or instituting of bankruptcy or similar proceedings;

    o the issuance, purchase, acquisition or redemption of any capital stock or any notes or debt convertible into equity;

    o    the acquisition of another entity;

    o the entering into any agreement or contract which commits the Debtors to pay more than $1,000,000 or with a term in excess of twelve (12) months and requiring payments in the aggregate which exceed $200,000;

    o the amendment of the Debtors Certificate of Incorporation or Bylaws that would adversely affect holders of the Debtors' common stock or Minorplanet UK's rights under the Purchase Agreement;


JOINT DISCLOSURE STATEMENT                                         PAGE 26 OF 54

    o    the exiting of, or entering into a different line of business;

    o the incurrence of any indebtedness or liability or the making of any loan except in the ordinary course of business;

    o    the placing of any lien on the Debtors' assets or properties; or

    o the adoption or implementation of any anti-takeover provision that would adversely affect Minorplanet UK.

         At Minorplanet's May 21, 2002 annual stockholders meeting, Minorplanet UK elected to the board of the directors several individuals who also then served on Minorplanet UK board of directors, namely Sir Martin Jacomb, Sir James Spooner, Robert Kelly and Michael Abrahams. Accordingly, following that meeting, Minorplanet UK controlled a majority of Minorplanet's board of directors in addition to its contractual control rights. Additionally, Minorplanet UK provided consultants to assist the Debtors with the marketing and sale of the VMI product in the U.S.

         In late August 2002, the President & Chief Executive Officer of the Debtors resigned to pursue other business opportunities. Minorplanet UK installed one of its then current executives, Andrew Tillman, as Chief Executive Officer of the Debtors. At the same time, Minorplanet UK's current Chief Executive Officer, Jeffrey Morris, was appointed as an executive officer of the Debtors with responsibility for the Debtors' sale and marketing of the VMI product in the U.S., which he controlled from August 2002 through May 5, 2003. Minorplanet UK also controlled all aspects of the Debtors through its majority control of the Debtors' board and Chief Executive Officer position.

         On May 5, 2003, the Debtors were informed at a board meeting that Jeffrey Morris had retired as CEO of Minorplanet UK and resigned as executive officer in charge of sales and marketing for the Debtors. At this time, Minorplanet's board, still majority-controlled by Minorplanet UK, allowed the U.S. Management team to implement such changes to the current business model as it believed were in the best interests of the Debtors, subject to board approval. Subsequently, Minorplanet UK initiated negotiations with the Debtors to divest a large percentage of its stock ownership in the Debtors in its efforts to deconsolidate financially from the Debtors. Additionally, by August 2003, all Minorplanet UK-appointed directors and officers had resigned from the Debtors.

         On October 6, 2003, Minorplanet UK transferred 42.1% (approximately
20.4 million shares) of Minorplanet's outstanding common shares beneficially owned by Minorplanet UK to Erin Mills Investment Corporation ("Erin Mills"), ending Minorplanet UK's majority ownership of the Debtors. Following the share transfer, Erin Mills beneficially owned 46% (approximately 22.2 million shares) of Minorplanet's outstanding common stock, while Minorplanet UK retained 19.9% (approximately 9.6 million shares) of Minorplanet's outstanding common stock.

         In connection with Minorplanet UK's share transfer to Erin Mills, Minorplanet also obtained an option to repurchase from Erin Mills up to 19.4 million shares of Minorplanet's common stock at a price of $0.01 for every 1,000 shares, pursuant to a Stock Repurchase Option Agreement between Minorplanet and Erin Mills dated August 15, 2003. Gerry Quinn, the president of Erin Mills, serves on the Debtors' Current Board of Directors.

JOINT DISCLOSURE STATEMENT                                         PAGE 27 OF 54

         In addition, concurrently with these transactions, the Debtors reached the following agreements with Minorplanet UK:


    o Minorplanet UK irrevocably waived certain approval rights, including the right to appoint members to Minorplanet's board of directors, as are currently provided for in that certain Stock Purchase and Exchange Agreement dated February 14, 2001 and Minorplanet's bylaws;

    o Minorplanet UK waived $1,800,000 of accrued executive consulting fees that it had previously billed to the Debtors;

    o The exclusive License Agreement was amended to allow Minorplanet UK, or its designee, to market and sell the VMI technology, on a non-exclusive basis, in the Northeast region of the United States. The Debtors retained the right to market and sell the VMI technology under the Minorplanet name and logo in this Northeast region; and

    o Minorplanet UK obtained anti-dilution rights from the Debtors, under which it has the right to subscribe for and to purchase, at the same price per share as the offering or private sale, that number of shares necessary to maintain the lesser of (i) the percentage holdings of Minorplanet's stock on the date of subscription or (ii) 19.9% of Minorplanet's issued and outstanding common stock.

         In mid-2003, Minorplanet's management in the U.S. began implementing a new business plan and other significant operational changes. As a result, the monthly use of operating cash was stabilized and then dramatically reduced over the following six months, ultimately achieving a near neutral monthly cash flow position immediately before the Petition Date. Additionally, the company's U.S. management team began the process of raising operating capital to fund continued operations and further expansion.

         Immediately before the Petition Date, the Debtors' management team was significantly strengthened with the addition of a new President/Chief Executive Officer, Dennis R. Casey, a 24-year-veteran of GTE Corporation, last serving as vice president of Marketing for GTE Corporate Telephone Operations and GTE Automatic Electric. Since leaving GTE, Mr. Casey founded and was CEO of two public telecommunications companies. He is currently founder and CEO of a communications company that provides CATV, broadband Internet access and telecommunications management to U.S. Army lodging facilities.

         Additionally, Doug Hufsey, with over 20 years technology industry experience, became director of Sales and Marketing for the Debtors. Mr. Hufsey began his technology career with Electronic Data Systems (EDS) in 1981 and has concentrated during the past 17 years on the sales and marketing of leading-edge software technology to Fortune 500 and other companies. He most recently introduced early-stage technology developed by start-ups and other small companies to such industry leaders as Intel Corporation, EDS, Visa International, Cisco Systems, and Lockheed Martin Corporation.

                  8. ASSET SALE TO AETHER SYSTEMS, INC.

         In an effort to raise additional operating capital to fund the growth and penetration of the AVL marketplace, on March 15, 2002, Minorplanet consummated an Asset Purchase Agreement


JOINT DISCLOSURE STATEMENT                                         PAGE 28 OF 54

(the "Sale") with Aether Systems, Inc. ("Aether"), pursuant to which Minorplanet sold certain assets and related license rights to its Platinum Service software solution, 20/20V(TM), and TrackWare(R) asset and trailer-tracking products to Aether related to Minorplanet's long-haul trucking and asset-tracking businesses. The Sale did not include Minorplanet's NSC or Series 5000 system technology.

         In addition, the companies agreed to form a strategic relationship with respect to Minorplanet's long-haul customer products, pursuant to which Minorplanet assigned to Aether all service revenues generated post-closing from its Series 5000 customer base. Aether, in turn, agreed to reimburse Minorplanet for the network and airtime service costs related to providing the Series 5000 service. The two companies also agreed to work jointly in the adaptation of Minorplanet VMI technology for the potential distribution of VMI by Aether to the long-haul-trucking market.

         As consideration for the Sale, determined through arms-length negotiation, Minorplanet received $3,000,000 in cash, of which $800,000 was held in escrow as of August 31, 2002 and later released to Minorplanet during the fiscal year ending August 31, 2003 after Minorplanet met certain conditions. Minorplanet also received a note for $12,000,000 payable, at Aether's option, in either cash or convertible preferred stock in three equal installments of $4,000,000 on April 14, May 14, and June 14, 2002. Aether later paid cash in lieu of preferred stock for each of the $4,000,000 installments. As of August 31, 2002, Minorplanet had received all three $4,000,000 cash installments from Aether.

         C. PRE-PETITION CAPITAL STRUCTURE

                  1. THE 13 3/4% SENIOR NOTES DUE SEPTEMBER 2005

         On September 23, 1997, Minorplanet issued 125,000 units (the "Units") comprised of $125,000,000 of 13 3/4% Senior Notes (the "Senior Notes") due September 15, 2005 and warrants to purchase 820,750 shares of Existing Common Stock. The warrants are exercisable at a price of $9.625 at any time on or after the earlier to occur of (i) the first anniversary of the closing date and (ii) in the event a Change in Control (as defined in the Indenture Agreement) occurs, the date Minorplanet mails notice thereof to holders of the Senior Notes and warrants. Interest is payable on the Senior Notes semi-annually and commenced March 15, 1998. Minorplanet used $46,588,000 of the proceeds from the issuance of the Units to purchase a portfolio of U.S. Government securities that will provide funds sufficient to pay in full when due the first six scheduled interest payments on the Notes.

         The Indenture for the Senior Notes contained certain covenants that, among other things, limited Minorplanet's ability to incur additional indebtedness, pay dividends or make other distributions, repurchase any capital stock or subordinated indebtedness, make certain investments, create certain liens, enter into certain transactions with affiliates, sell assets, enter into certain mergers and consolidations, or enter into sale and leaseback transactions. Minorplanet was permitted to incur up to $15,000,000 of additional indebtedness under certain conditions.

         During the fourth quarter of 1998, Minorplanet purchased and subsequently retired $30,645,000 principal amount of the Senior Notes on the open market for $9,885,000 plus accrued interest thereon, resulting in a gain on extinguishment of debt of $18,867,000 after the write-off of associated debt discount and debt issuance costs. Upon the retirement of those Senior Notes, the allocable portion of the Pledged Securities related thereto, in the amount of $8,063,000, was released to Minorplanet.

JOINT DISCLOSURE STATEMENT                                         PAGE 29 OF 54

         On June 21, 2001, Minorplanet issued 12,670,497 shares of its common stock (valued at $1.60 per share) to holders of its Senior Notes, in exchange for the cancellation of Senior Notes with an aggregate principal amount of $80,022,000 (the "Exchange"). Thus, the total principal amount of Senior Notes outstanding on the Petition Date was $14,333,000. Prior to the consummation of the Exchange, the majority holder of Senior Notes consented to, and Minorplanet entered into, the First Supplemental Indenture to the Indenture dated September 23, 1997, which eliminated many of the restrictive covenants contained in the Indenture.

                  2. COMMON STOCK

         Currently, there are 9,672,420 shares of Existing Common Stock, par value of $0.01 per share, issued and outstanding. As of November 25, 2003, there were 175 registered holders of Existing Common Stock and an estimated 2,900 broker/dealers who beneficially held Existing Common Stock on behalf of stockholders as of November 25, 2003. Minorplanet's common stock is currently listed on the NASDAQ SmallCap Market under the stock symbol MNPLQ.

                  3. NASDAQ LISTING NOTICE AND REVERSE STOCK SPLIT

         On October 8, 2003, Minorplanet received notice from the NASDAQ Staff stating that Minorplanet was not in compliance with Marketplace Rule 4310(c)(4), which requires the closing bid price of Minorplanet's common stock to be at least $1.00 per share. As NASDAQ had previously granted two 180-day extensions, Minorplanet was given 90 additional calendar days, or until January 6, 2004, to demonstrate 10 consecutive trading days whereby the minimum bid price for Minorplanet's common stock closed at $1.00 per share or more.

         On October 9, 2003, Minorplanet's board of directors approved the amendment of Article IV of Minorplanet's certificate of incorporation, and additional actions, to effect a one-for-five reverse stock split of Minorplanet's outstanding common stock. On November 7, 2003, Mackay Shields LLC ("Mackay") and Erin Mills, stockholders collectively holding more than 50% of Minorplanet's outstanding common stock, executed a stockholder consent approving the one-for-five reverse stock split. As of November 7, 2003, prior to the reverse stock split, Mackay owned 10,699,794 shares and Erin Mills owned 22,196,182 shares of Minorplanet's common stock, respectively, which was approximately 22% and 46%, respectively, of the total number of then outstanding shares of Minorplanet's common stock, its sole voting security.

         On November 12, 2003, Minorplanet filed a Definitive Information Statement on Schedule 14C with the SEC, and mailed the Information Statement to stockholders of record as of November 7, 2003. On December 3, 2003, Minorplanet announced that the one-for-five reverse stock split took effect at the opening of trading on the NASDAQ SmallCap Market. The reverse split reduced Minorplanet's outstanding shares of common stock to 9,669,832 from 48,349,161 shares previously outstanding.

         On December 17, 2003, NASDAQ notified Minorplanet that it had complied with the NASDAQ requirement to record 10 consecutive trading days in which Minorplanet's common stock closed with a minimum bid price of $1.00 per share or higher and that Minorplanet's listing on the NASDAQ SmallCap Market was in good standing.

         On February 2, 2004, Minorplanet received a letter from the NASDAQ Listing Qualifications Staff indicating that, as a result of Minorplanet's Chapter 11 bankruptcy filing, and in accordance with the Staff's authority under NASDAQ Marketplace Rules 4330(a)(1) and 4300, Minorplanet's securities would be delisted from the NASDAQ Stock Market at the opening of business on February 11, 2004, unless Minorplanet requested a hearing in accordance


JOINT DISCLOSURE STATEMENT                                         PAGE 30 OF 54
with the Marketplace Rule 4800 Series. Minorplanet requested and attended a hearing on March 11, 2004 before the NASDAQ Listing Qualifications Panel to appeal the Staff's decision. On April 20, 2004, Minorplanet received a letter from the Panel, notifying Minorplanet that it no longer satisfies the minimum bid requirement set forth in NASDAQ Marketplace Rule 4310(c)(4) and that the Panel would consider this additional noncompliance in rendering its decision regarding Minorplanet's continued listing on the NASDAQ Stock Market. The Panel also requested an additional submission to address the compliance with the minimum bid requirement. Although there can be no assurances, Minorplanet currently believes that upon confirmation of the Plan, it will be able to regain compliance with the minimum bid requirement.

         If the New Common Stock is delisted from the NASDAQ SmallCap Market, such stock will not be immediately eligible to trade on the OTC Bulletin Board since Minorplanet is the subject of bankruptcy proceedings. Although the New Common Stock would not immediately eligible for quotation on the OTC Bulletin Board following a delisting, such stock may become eligible if a market maker makes application to register in and quote such stock in accordance with Securities and Exchange Commission Rule 15c2-11, and such application is cleared.

         D. DIRECTORS AND OFFICERS

         The following table lists the name, age as of the Petition Date, and present position with Minorplanet for each of Minorplanet's directors and executive officers:




     NAME                 AGE          PRESENT POSITION WITH MINORPLANET
     ----                 ---          ---------------------------------
Dennis R. Casey            68      President; Chief Executive Officer
W. Michael Smith           39      Executive Vice President; Treasurer;
                                   Chief Financial Officer; Chief Operating Officer
J. Raymond Bilbao          37      Senior Vice President, General Counsel, Secretary
David H. Bagley            49      Vice President of Network Operations
Robert Gray                38      Chief Accounting Officer
Robert J. Lambert, Jr.     44      Vice President of Information Technology
Michael D. Beverley        56      Director
Gerry C. Quinn             54      Director
John T. Stupka             54      Director


         E. EXECUTIVE COMPENSATION

                  1. CASH COMPENSATION

         The following is a table describing compensation awarded, paid to or earned, for the last full fiscal year, the eight month transition period beginning January 1, 2002 and ended August 31, 2002, and the previous two full fiscal years, by Minorplanet's: (a) Principal Executive Officer; (b) former Chief Executive Officer; (c) other four most highly compensated executive officers during fiscal year ended August 31, 2003; and (d) former executive officers employed for only a portion of the fiscal year ended August 31, 2003, who would have been included as one of the other four most highly compensated executive officers had they been still serving as executive officers at the end of the fiscal year ended August 31, 2003. Some of the persons named below are employed by Minorplanet under an employment agreement. Some of the persons named below are no longer employed by Minorplanet as noted below.


JOINT DISCLOSURE STATEMENT                                         PAGE 31 OF 54



                                                                                     Annual
                                                                                  Compensation
     Name and                                                              --------------------------
     Principal                                                              Salary            Bonus
     Position                                                  Year        (Dollars)        (Dollars)
     ---------                                                 ----        ---------        ---------
Dennis R. Casey(5)                                             2003              --             --
President and Chief Executive Officer for                      2002              --             --
Minorplanet (Principal Executive Officer)                      2001              --             --
                                                               2000              --             --

Andrew Tillman(6)                                              2003              --             --
Former Chief Executive Officer                                 2002*             --             --
for Minorplanet                                                2001              --             --
                                                               2000              --             --

W. Michael Smith(7)                                            2003         178,600             --
Executive Vice President, Chief Operating                      2002*        119,066             --
Officer, Chief Financial Officer and Treasurer                 2001         170,100         39,800
for Minorplanet (Principal Financial and                       2000         162,961         43,011
Accounting Officer)

J. Raymond Bilbao(8)                                           2003         178,500             --
Senior Vice President, General Counsel and                     2002*        119,000             --
Secretary for Minorplanet's                                    2001         163,377         40,200
                                                               2000         130,000         35,490

Robert Lambert                                                 2003         134,334             --
Vice President Information Technology for                      2002*         87,800         10,865
Minorplanet                                                    2001         127,000         16,519
                                                               2000         120,000         14,349

David Bagley(9)                                                2003         128,800             --
Vice President, Network Operations for                         2002*         85,066         20,000
Minorplanet                                                    2001         115,000         15,077
                                                               2000         100,000         13,163

Ronald L. Thompson(10)                                         2003         128,400             --
Vice President, Operations for  Minorplanet                    2002*         83,694             --
                                                               2001         119,167         16,488
                                                               2000         105,833         15,575

         *For the period beginning January 1, 2002 through August 31, 2002, representing Minorplanet's transition of the end of its fiscal year from December 31 to August 31.

----------

         (5) Mr. Casey's employment with Minorplanet began on January 30, 2004.

         (6) Mr. Tillman resigned his employment as Chief Executive Officer to pursue other business interests effective June 19, 2003.

         (7) Effective June 19, 2003, Mr. Smith was promoted to Chief Operating Officer (the Principal Executive Officer) and relinquished his duties as principal financial officer and principal accounting officer.

         (8) Mr. Bilbao received compensation as a result of his exercise of stock options and sale of shares of common stock of Minorplanet acquired through his stock option exercises in 2000.

         (9) Mr. Bagley received compensation as a result of his exercise of stock options and sale of shares of common stock of Minorplanet acquired through his stock option exercises in 2000.

         (10) Effective November 21, 2003, Mr. Thompson resigned from his position as Vice President-Operations to pursue other opportunities.


JOINT DISCLOSURE STATEMENT                                         PAGE 32 OF 54

                  2. COMPENSATION OF DIRECTORS

         Minorplanet's bylaws provide that directors may be reimbursed for reasonable expenses for their services to Minorplanet, and may be paid either a fixed sum for attendance at each board of directors meeting or a stated annual director fee. Minorplanet also reimburses its directors for travel expenses. Compensation of the directors of Reorganized Minorplanet will be determined by the New Board of Directors with input from the Committee.

         F. OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EXISTING COMMON STOCK

         The following table sets forth certain information, as of December 18, 2003, regarding the beneficial ownership of Minorplanet's Existing Common Stock and the percentage of total voting power held by:

            o each stockholder who is known to Minorplanet to own more than 5% of the Existing Common Stock;

            o     each member of the Current Board of Directors;

            o     each executive officer; and

            o     all directors and executive officers as a group.


Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The beneficial ownership information, where applicable, is based on the most recent Schedule 13D or 13G filed with the SEC by the named stockholders.




                                                    NUMBER OF SHARES OF COMMON
                                                    STOCK                       PERCENT OF CLASS
                                                    BENEFICIALLY               BENEFICIALLY OWNED
NAME OF HOLDER                                      OWNED
--------------                                      -----

Erin Mills Investment Corporation                   4,439,236                        46.0%
  7501 Keele Street, Suite 500
  Concord, Ontario L4K 1Y2

Minorplanet Systems PLC                             1,924,296                        19.9%
  Greenwich House
  Sheepscar, Leeds LS4 2LE
  United Kingdom

Mackay Shields LLC                                  2,139,958                        22.1%
  9 West 57th Street
  New York, NY 10019

Gerry C. Quinn(11)                                     10,906                           *

John T. Stupka(11)                                        760                           *

Michael D. Beverley                                        --                          --

David H. Bagley(11)                                     3,180                           *

J. Raymond Bilbao(11)                                   1,096                           *

Robert Gray                                                80                           *

Robert J. Lambert, Jr.(11)                              3,480                           *

W. Michael Smith(11)                                    3,296                           *

All directors and executive officers as
a group (8 persons)(12)                                22,798                           *

 -----------------

  *Less than 1%

----------

         (11) This individual does not actually own any shares of common stock. This number represents the number of shares that this individual may acquire upon the exercise of stock options that are exercisable within 60 days of December 18, 2003.



JOINT DISCLOSURE STATEMENT                                         PAGE 33 OF 54

                            VI. THE CHAPTER 11 CASES

         A. FACTORS LEADING TO CHAPTER 11 FILING

         From mid-2003 through or shortly before the Petition Date, the Debtors engaged in discussions with numerous investors and venture capitalists in an effort to obtain additional working capital to fund continuing operations and expansion and growth of the AVL product line. Based on these discussions, the Debtors ultimately determined that they would have to substantially reduce or eliminate the debt arising from the Notes before they could obtain any firm commitment for an additional capital infusion. The Debtors believed that conventional efforts outside a bankruptcy proceeding to convert the remaining Note debt to equity would be expensive and time-consuming, and could ultimately prove to be unsuccessful. Further, the Debtors were burdened with certain unprofitable contracts that were no longer necessary or useful for the Debtors' operations or long-range business plans. For these reasons, the Debtors' Current Board of Directors, after careful consideration, determined that filing for bankruptcy was in the best interest of its stakeholders to reorganize under chapter 11 of the Bankruptcy Code.

         B. COMMENCEMENT OF THE CHAPTER 11 CASES

         On February 2, 2004, (the "Petition Date"), the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Debtors' cases are being jointly administered by the Bankruptcy Court. Pursuant to section 1107(a) and 1108 of the Bankruptcy Code, the Debtors continue to operate their businesses and manage their properties, affairs and assets as debtors-in-possession.

         C. SIGNIFICANT EVENTS SINCE COMMENCEMENT OF CHAPTER 11 CASES

                  1. CONTINUATION OF DEBTORS' BUSINESS

         Since the filing of the chapter 11 Cases, the Debtors have continued to operate their business and manage their properties as debtors in possession. As a result of reductions in operating expenses and changes in the Debtors' operational structure initiated before the Petition Date, the Debtors' financial performance has continued to improve during the pendency of the chapter 11 Cases. The Debtors achieved slightly positive cash flows in the months of February and March 2004.

                  2. STAY OF LITIGATION

         An immediate effect of the filing of a bankruptcy case is the imposition of the automatic stay under the Bankruptcy Code, which, with limited exceptions, enjoins the commencement or continuation of all litigation against the Debtors. This injunction will remain in effect until the Effective Date unless otherwise modified by the order of the Bankruptcy Court.

----------
         (12) All directors and executive officers (8 persons) collectively own 80 shares of common stock and beneficially own 22,718 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of December 18, 2003.



JOINT DISCLOSURE STATEMENT                                         PAGE 34 OF 54

                  3. FIRST DAY MOTIONS

         Pleadings filed by the Debtors on or about the Petition Date included a Motion for Joint Administration, a Motion to Pay Prepetition Employee Wages, Salaries and related relief (the "Employee Wage and Benefits Motion"), a Motion for Interim and Final Order (i) Prohibiting Utility Companies from Altering, Refusing, or Discontinuing Services and (iii) Establishing Procedures for Determining Requests for Additional Adequate Assurance (the "Adequate Assurance Motion"), a Motion to Extend the Time for Debtors to File Schedules and Statements of Financial Affairs, a Motion to Pay Prepetition Sales and Use Taxes (the "Tax Motion"), and a Motion to Fix a Bar Date for Filing Proof of Claims and Interests (the "Bar Date Motion").

         On February 3, 2004, the Bankruptcy Court entered an Order granting the Motion for Joint Administration. On February 10, 2004, the Bankruptcy Court issued an order granting the Employee Wage and Benefits Motion. The Bankruptcy Court entered interim and final orders granting the Adequate Assurance Motion on February 12 and March 2, 2004, respectively. On February 13, 2004, the Bankruptcy Court entered orders granting the Tax Motion and extending the time for the Debtors to file Schedules and Statements of Financial Affairs. The Debtors filed their Schedules and Statements of Financial Affairs on February 27, 2004.

         The Bankruptcy Court granted the Bar Date Motion by order dated February 13, 2004 (the "Bar Date Order"). The Bar Date Order established April 9, 2004 (the "Bar Date") as the deadline for filing proofs of Claims against and Interests in the Debtors in the Cases.

                  4. APPOINTMENT OF COMMITTEE

         The United States Trustee appointed the Creditors' Committee on February 24, 2004. The Creditors Committee consists of the following five members: Jim Doran of Suntron Corporation, Errol Phipps of Cingular Wireless, Thomas Sireing of Merced Partners Limited Partnership, Lloyd Miller, and Mark Whitman of OTA, L.L.C. The Creditors' Committee retained Jack Bird of Bergman & Bird, LLP as legal counsel. The Creditors' Committee has applied to retain J. H. Cohn LLP as financial advisors, and that application is set for hearing before the Bankruptcy Court on May 3, 2004.

                  5. RETENTION OF DEBTORS' PROFESSIONALS

         REORGANIZATION COUNSEL. The Debtors filed an Application to Employ Neligan Tarpley Andrews & Foley LLP ("NTAF") on February 4, 2004. On March 2, the Bankruptcy Court entered a Final Order authorizing the Debtor to engage NTAF as reorganization counsel in the Debtors' chapter 11 Cases.

         SPECIAL COUNSEL. On February 24, 2004, the Debtors filed an Application to Employ Locke Liddell & Sapp LLP as special counsel to perform post-petition services related to corporate, securities, tax, labor/employment, and intellectual property matters. On March 26 and April 16, 2004, the Bankruptcy Court entered and order and an amended order, respectively, authorizing the Debtors' retention of Locke Liddell.

         FINANCIAL ADVISORS. On February 4, the Debtors filed an Application to Employ FTI Consultants, Inc., as amended on February 23, 2004. On March 2, 2004, the Bankruptcy Court entered a Final Order authorizing the Debtors' retention of FTI Consulting, Inc. as reorganization consultants and financial advisors to the Debtors.

         AUDITORS. On March 19, 2004, the Debtors filed a motion for authority to retain BDO Seidman LLP as auditors to (i) provide financial auditing services, (ii) provide opinions on the



JOINT DISCLOSURE STATEMENT                                         PAGE 35 OF 54

Debtors' consolidated financial statements, and (iii) assist the Debtors with periodic reports filed with the Securities and Exchange Commission. No party has objected to this motion, and the Debtors have submitted a certificate of no objection and a proposed order to the Bankruptcy Court.

                  6. AGREEMENT FOR THE CREDIT FACILITY

         On January 30, 2004, the Debtors entered into a Binding Letter Agreement with HFS Capital Private Equity Fund LLC ("HFS") and other accredited investors represented by HFS for the provision by HFS to Reorganized Minorplanet of the Credit Facility in the form of an unsecured convertible loan in the amount of $1,250,000.00. On April 15, 2004, Debtors entered into an Amended Binding Letter Agreement (the "Letter Agreement") with HFS Minor Planet Funding LLC and other accredited investors represented by HFS (collectively referred to as "HFS") increasing the amount of the Credit Facility to $1,575,000.000. Reorganized Minorplanet will use the proceeds of the Credit Facility to assist the implementation of the Plan and for working capital after the Effective Date. The closing of the Credit Facility is subject to the Bankruptcy Court's approval and the confirmation of the Plan on or before June 30, 2004.

         In connection with the Credit Facility, Reorganized Minorplanet would execute a convertible promissory note (the "Note") in the principal balance of $1,575,000.00 repayable in thirty-six (36) interest only payments with the principal balance being due three years from the execution of the Note (the "Maturity Date"). Following the initial year of repayment of the Note, Reorganized Minorplanet could elect to repay the principal balance and any accrued interest on the Note without premium or penalty.

         The Credit Facility provides that HFS may elect at any time prior to the Maturity Date to convert all or any part of the principal or accrued interest on the Note to shares of the New Common Stock, discounted at a rate of twenty percent (20%) of the market value of the New Common Stock if the election is made within the initial year of repayment of the Note or fifteen percent (15%) of the market value of the New Common Stock if the election is made subsequent to initial year of repayment of the Note. The market value of the New Common Stock for purposes of conversion is defined as the weighted average trading price of the New Common Stock for the five (5) days before and five (5) days after the date HFS elects to exercise the conversion.

         The Credit Facility would require Reorganized Minorplanet to pay to HFS or its designee a commission in an amount equal to four percent (4%) of the principal amount of the Note due upon Reorganized Minorplanet's receipt of the proceeds thereof. At the closing of the Credit Facility, subject to the Bankruptcy Court's approval, Reorganized Minorplanet would appoint to its board of directors one additional director designated by HFS (the "Additional Designee") unless otherwise prohibited, based on the written advice of outside counsel, by the rules and regulations of the NASDAQ Stock Exchange, the Sarbanes-Oxley Act of 2002 (the "Act") and the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Act. The Additional Designee shall serve on the New Board of Directors until the Credit Facility is repaid in cash or repaid by conversion to New Common Stock.

                  7. REJECTION OF NONRESIDENTIAL REAL PROPERTY LEASES

         On February 23, 2004, the Debtors filed a Motion to Reject Unexpired Nonresidential Real Property Leases (the "Office Lease Motion"), seeking authority to reject three leases of office spaces the Debtors formerly used for regional sales offices in Houston, Georgia and California. The Debtors closed those offices as part of their prepetition efforts to streamline their



JOINT DISCLOSURE STATEMENT                                         PAGE 36 OF 54
sales force and reduce costs. Accordingly, the leases became burdensome to the Estates by continuing to drain the Debtors' resources for an unnecessary expense. The Bankruptcy Court granted the Office Lease Motion by order entered on March 26, 2004.

                  8. REJECTION OF EQUIPMENT LEASES

         On March 12, 2004, the Debtors filed a Motion to Reject Certain Unexpired Executory Contracts (the "Equipment Lease Motion"). These leases covered laptop and desktop computers, copiers and similar office equipment, which the Debtors no longer needed after the Debtors reduced their workforce as part of broad cost reduction program. On April 15, 2004, the Bankruptcy Court entered an order granting the Equipment Lease Motion and setting a deadline of May 17, 2004 for all interested parties in the leases covered by such motion to file claims for any lease rejection damages.

                  9. DENIAL OF COMMITTEE'S REQUEST FOR BAR DATE EXTENSION

         On March 2, 2004, the Committee filed a motion to extend the Bar Date from April 9 to June 1, 2004 (the "Bar Date Extension Motion"). The Committee argued that a supporting factor for the April 9 Bar Date (i.e., the Debtors' desire to move expeditiously toward a hearing on a disclosure statement) was no longer present and that creditors were not sufficiently aware of the April 9 Bar Date. The Debtors opposed the Committee's Bar Date Extension Motion because the Debtors sent clear and conspicuous notice of the Bar Date to all known creditors and to unknown Interest holders through the Depository Trust Corporation. Further, the Debtors restated their commitment to a prompt reorganization process and stressed the business necessities (e.g., allaying customer concerns) of achieving that goal and the importance of the Bar Date to that effort. On April 16, the Bankruptcy Court issued an order denying the Bar Date Extension Motion.

                  10. MOTION TO COMPEL ASSUMPTION OR REJECTION OF THE VMI
                      LICENSE AGREEMENT

         On March 5, 2004, Minorplanet Limited filed a Motion to Compel Assumption or Rejection of Unexpired Lease and Payment of Administrative Expenses (the "Motion to Compel"), seeking to compel Limited (a) to decide no later than June 13, 2004 whether to assume or reject the License Agreement and
(b) pending such decision, to pay monthly installments of a $1 million annual fee that Minorplanet characterizes as a license fee entitled to administrative expense priority. Both the Debtors and the Committee filed objections to the Motion to Compel, arguing, among other things, that (a) the Debtors should not be compelled to decide, prior to confirmation of a plan, whether to assume or reject the License Agreement, and (b) the annual fee due under the License Agreement is not a license fee but is for research and development services that the licensor has failed to provide post-petition, thus defeating any entitlement to an administrative expense claim.

         The Motion to Compel is set for hearing on May 3, 2004. However, in light of the Debtors' decision to reject the License Agreement (see section V.B.3 above), the Motion to Compel may be moot, in whole or in part.

                                 VII. LITIGATION

         The following is a description of the material litigation Claims involving the Debtors:


JOINT DISCLOSURE STATEMENT                                         PAGE 37 OF 54

         A. NATHANIAL BAGGS AND ALLISON HOLMES V. MINORPLANET SYSTEMS USA LIMITED AND MINORPLANET SYSTEMS USA, INC., UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, CASE NO. H-03-5829

         This is an action filed by two former employees of Minorplanet, alleging discrimination based on sex and race. Before filing this lawsuit, the former employees filed charges with the EEOC, and the EEOC found no discrimination following its investigation of the Debtors. However, the former employees nevertheless elected to request their "right to sue" letter from the EEOC and to prosecute this suit against the Debtors. The Debtors believe this suit is without merit and intend to object to the Plaintiffs' claims in the Cases.

         B. BURLINGTON MOTOR CARRIERS V. KOOR AND @TRACK COMMUNICATIONS, INC., UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF INDIANA, ADVERSARY PROCEEDING NO. 03-0394

         This is an action to recover allegedly preferential transfers by Burlington Motor Carriers to @Track Communications, Inc., a predecessor in interest of Minorplanet. The Debtor has asserted the defenses of new value and ordinary course of business.

         C. PAUL WILSON V. MINORPLANET SYSTEMS USA LIMITED, STATE COURT IN GWINNETT COUNTY, GEORGIA, CASE NO. 03-C-12276-S2

         This is an action by a former employee of Limited, asserting the breach of an employment agreement. The Plaintiff is seeking recovery of severance allegedly due upon his termination in the amount of $27,000.00 plus attorneys' fees and court costs. The Debtors believe the claims asserted in this action are without merit and intend to object to the Plaintiff's claims in the Cases.

         D. BILLINGS ENTERPRISES V. MINORPLANET SYSTEMS USA LIMITED, IN THE COUNTY COURT AT LAW NO. 4, DALLAS COUNTY, TEXAS, CASE NO. 03-04783

         The Plaintiff in this action is a former VMI customer that contends that Limited breached its VMI contract with the Plaintiff and is seeking an unspecified amount of damages. Limited has filed a counterclaim alleging breach of contract and quantum meruit, seeking to recover $4,535 in actual damages plus attorney's fees and court costs. Limited believes the Plaintiff's claims are without merit.

         E. CACTUS CONCRETE, INC., V. MINORPLANET SYSTEMS USA LIMITED, IN THE 126TH JUDICIAL DISTRICT COURT OF TARRANT COUNTY, TEXAS, CASE NO. GN-380838

         The Plaintiff in this action is a former VMI customer that contends that Limited breached its VMI contract with the Plaintiff and is seeking an unspecified amount of damages. Limited has filed a counterclaim alleging breach of contract and quantum meruit, seeking to recover $12,770 in actual damages plus attorney's fees and court costs. Limited believes the Plaintiff's claims are without merit.

         F. NORTH TEXAS CREDIT V. NAVE/CONNER PACKAGING V. MINORPLANET SYSTEMS USA LIMITED, IN THE COUNTY COURT AT LAW NO. 2, DALLAS COUNTY, CASE NO. 03-10808

         The Plaintiff, a former VMI customer, was sued for breach of a lease agreement for the VMI equipment by a third party lessor. The Plaintiff sued Limited as a third party defendant, alleging that Limited breached its VMI contract and seeking an unspecified amount of damages. Limited has filed a counterclaim alleging breach of contract and quantum meruit, seeking to


JOINT DISCLOSURE STATEMENT                                         PAGE 38 OF 54
recover in $7,050.00 in actual damages plus attorney's fees and court costs and believes that the Plaintiff's claims are without merit.

         G.       PREFERENCE/AVOIDANCE CLAIMS; ADDITIONAL LITIGATION CLAIMS

         The Debtors have not yet undertaken an analysis of potential preference and other avoidance actions that could be brought under chapter 5 of the Bankruptcy Code, and the Debtors are not waiving their right to assert avoidance actions pursuant to section 14.01 of the Plan. Payments received by non-insider Creditors within ninety (90) days prior to the Petition Date and by insider Creditors within one year prior to the Petition Date are listed in the Debtors' Statement of Financial Affairs on file with the Bankruptcy Court. Further, Minorplanet and Limited are Plaintiffs in other collections lawsuits pending as of the Petition Date, which are not specifically discussed above and the Debtors believe are not sufficiently material to warrant separate discussion. All such actions are listed in each of the Debtors' Statement of Financial Affairs filed with the Bankruptcy Court. Copies of those Statements of Financial Affairs are available for examination on PACER or by written request sent to the Debtors' counsel.

                         VIII. CONFIRMATION OF THE PLAN

         A.       SOLICITATION OF VOTES; VOTING PROCEDURES

                  1. BALLOTS AND VOTING DEADLINES

         A ballot to be used for voting to accept or reject the Plan, together with a postage-paid return envelope, is enclosed with all copies of this Disclosure Statement mailed to all holders of Claims and Interests entitled to vote.

BEFORE COMPLETING YOUR BALLOT, PLEASE READ CAREFULLY THE INSTRUCTION SHEET THAT ACCOMPANIES THE BALLOT.

         The Bankruptcy Court has directed that, in order to be counted for voting purposes, ballots for the acceptance or rejection of the Plan must be received no later than 5:00 p.m., Central Time, on ____________, 2004, at the following address:


                        Minorplanet Plan Balloting Agent
                      Neligan Tarpley Andrews & Foley, LLP
                         1700 Pacific Avenue, Suite 2600
                               Dallas, Texas 75201
                             Facsimile 214/840-5301

YOUR BALLOT MAY NOT BE COUNTED IF IT IS RECEIVED AT THE ABOVE ADDRESS AFTER 5:00 P.M., CENTRAL TIME, ON __________, 2004.

                  2. PARTIES IN INTEREST ENTITLED TO VOTE

         Any Person who, as of the Voting Record Date (i.e., April 26, 2004), was the Holder of a Claim against or Interest in the Debtors and whose Claim or Interest has not previously been disallowed by the Bankruptcy Court is entitled to vote to accept or reject the Plan, if such Claim or Interest is impaired under the Plan and either (i) such Holder's Claim or Interest has been scheduled by the Debtors (and such Claim or Interest is not scheduled as disputed, contingent, or unliquidated) or (ii) such Holder has filed a proof of claim or proof of interest on or before April 9, 2004, the last date set by the Bankruptcy Court for such filings (i.e., the Bar Date). Any Claim


JOINT DISCLOSURE STATEMENT                                         PAGE 39 OF 54
or Interest as to which an objection has been filed is not entitled to vote, unless the Bankruptcy Court, upon application of the Holder to whose Claim or Interest an objection has been made, temporarily allows such Claim or Interest in an amount that it deems proper for the purpose of accepting or rejecting the Plan. Any such application must be heard and determined by the Bankruptcy Court on or before commencement of the Confirmation Hearing. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  3. DEFINITION OF IMPAIRMENT

         As set forth in section 1124 of the Bankruptcy Code, a class of claims or equity interests is impaired under a plan of reorganization unless, with respect to each claim or equity interest of such class, the plan:

         (a) leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or equity interest; or

         (b) notwithstanding any contractual provision or applicable law that entitles the holder of a claim or equity interest to demand or receive accelerated payment of such claim or equity interest after the occurrence of a default:

                           (i) cures any such default that occurred before or
                  after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code;

                           (ii) reinstates the maturity of such claim or
                  interest as it existed before such default;

                           (iii) compensates the holder of such claim or
                  interest for any damages incurred as a result of any reasonable reliance on such contractual provision or such applicable law; and

                           (iv) does not otherwise alter the legal, equitable or
                  contractual rights to which such claim or interest entitles the holder of such claim or interest.

                  4. IMPAIRED CLASSES UNDER THE PLAN

         Class 2, 3, and 4 Claims against Minorplanet, Limited, or Caren are impaired under the Plan and the Holders of those Claims are entitled to vote to accept or reject the Plan.

         The Holders of Class 5 Interests in Minorplanet attributable to Existing Common Stock are impaired under the Plan and the Holders of those Interests are entitled to vote to accept or reject the Plan. The Holders of Class 6 Interests in Minorplanet other than Existing Common Stock and the Holders of Class 6 Interests in Limited and Caren will not receive or retain any property on account of such Interests, and such Holders are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

                  5. UNIMPAIRED CLASSES UNDER THE PLAN

         Class 1 Claims against Minorplanet, Limited, or Caren are not impaired under the Plan and the Holders of those Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.


JOINT DISCLOSURE STATEMENT                                         PAGE 40 OF 54

                  6. VOTE REQUIRED FOR CLASS ACCEPTANCE

         The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the claims of that class which actually cast ballots for acceptance or rejection of the Plan. Thus, class acceptance takes place only if at least two-thirds in amount and a majority in number of the holders of claims voting cast their ballots in favor of acceptance.

         The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by holders of at least two-thirds in amount of the equity interests of that class that actually cast ballots for acceptance or rejection of the plan. Thus, class acceptance takes place only if at least two-thirds in amount of the holders of equity interests voting cast their ballots in favor of acceptance.

         B. CONFIRMATION HEARING

         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the Confirmation Hearing has been scheduled for __________, 2004, at ___________, Central Time, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. The Bankruptcy Court may adjourn the Confirmation Hearing from time to time without further notice except for an announcement made at the confirmation hearing or any adjournment thereof.

         Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be made in writing and filed with the Bankruptcy Court on or before _________, 2004, at the following address:

                   Clerk of the United States Bankruptcy Court
                        1100 Commerce Street - Room 1254
                               Dallas, Texas 75242

         In addition, any such objection must be served upon and received by the following parties, together with proof of service, no later than 4:00 Central Time on _________, 2004:

                                Patrick J. Neligan, Jr.
                                Neligan Tarpley Andrews & Foley LLP
                                1700 Pacific Avenue, Suite 2600
                                Dallas, Texas 75201
                                (214) 840-5301  fax


                                Jack R. Bird
                                Bergman & Bird, LLP
                                4514 Travis Street, Suite 300
                                Dallas, TX  75205
                                (214) 599-0602  fax

                                William Parkinson
                                Office of the United States Trustee
                                1100 Commerce Street
                                9th Floor
                                Dallas, TX  75242


JOINT DISCLOSURE STATEMENT                                         PAGE 41 OF 54

Bankruptcy Rule 9014 governs objections to confirmation of the Plan. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, THE BANKRUPTCY COURT MAY NOT CONSIDER IT.

         C. REQUIREMENTS FOR CONFIRMATION OF A PLAN

         At the Confirmation Hearing, the Bankruptcy Court must determine whether the Bankruptcy Code's requirements for confirmation of the Plan have been satisfied, in which event the Bankruptcy Court will enter an order confirming the Plan. As set forth in section 1129 of the Bankruptcy Code, these requirements are as follows:

                  1. The plan complies with the applicable provisions of the Bankruptcy Code.

                  2. The proponents of the plan complied with the applicable provisions of the Bankruptcy Code.

                  3. The plan has been proposed in good faith and not by any means forbidden by law.

                  4. Any payment made or promised by the debtors, by the plan proponents, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in, or in connection with, the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of the Bankruptcy Court as reasonable.

                  5. (a) (i) The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtors, an affiliate of the debtors participating in a joint plan with the debtors, or a successor to the debtors under the plan; and

                         (ii) the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy; and

                     (b) the proponent of the plan has disclosed the identity of any insider that will be employed or retained by the reorganized debtors, and the nature of any compensation for such insider.

                  6. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

                  7. With respect to each impaired class of claims or interests:

                     (a) each holder of a claim or interest of such class has accepted the plan or will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the Debtor was liquidated on such date under chapter 7 of the Bankruptcy Code on such date; or

                     (b) if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class, the holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not



JOINT DISCLOSURE STATEMENT                                         PAGE 42 OF 54
         less than the value of such holder's interest in the estate's interest in the property that secures such claims.

                  8. With respect to each class of claims or interests:

                           (a) such class has accepted the plan; or

                           (b) such class is not impaired under the plan.

                  9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:

                           (a) with respect to a claim of a kind specified in
         section 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the effective date of the plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

                           (b) with respect to a class of claims of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code, each holder of a claim of such class will receive:

                                    (i) if such class has accepted the plan,
         deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

                                    (ii) if such class has not accepted the
         plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

                           (c) with respect to a claim of a kind specified in
         section 507(a)(7) of the Bankruptcy Code, the holder of a claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

                  10. If a class of claims is impaired under the plan, at least one class of claims that is impaired has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim of such class.

                  11. Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtors or any successor to the debtors under the plan, unless such liquidation or reorganization is proposed in the plan.

                  12. All fees payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payments of all such fees on the effective date of the plan.

                  13. The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114, at any time prior to confirmation of the plan, for the duration of the period the Debtor has obligated itself to provide such benefits.

         The Debtors believe that the Plan satisfies all the statutory requirements of chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all the requirements of chapter 11, and that the Plan is proposed in good faith.


JOINT DISCLOSURE STATEMENT                                         PAGE 43 OF 54

         The Debtors believe that holders of all Allowed Claims and Interests impaired under the Plan will receive payments or distributions under the Plan having a present value as of the Effective Date not less than the amounts likely to be received if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. At the Confirmation Hearing, the Bankruptcy Court will determine whether holders of Allowed Claims or Interests would receive greater distributions under the Plan than they would receive in liquidation under chapter 7.

         The Debtors also believe that the feasibility requirement for confirmation of the Plan is satisfied by the fact that the Debtors' future operating revenues will be sufficient to satisfy the Debtors' obligations under the Plan in addition to supporting sustainable growth of the enterprise. These facts and others demonstrating the confirmability of the Plan will be shown at the Confirmation Hearing.

         D. CRAMDOWN

         In the event that any impaired Class of Claims or Interests entitled to vote on the Plan does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each such impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to that Class. A plan of reorganization "does not discriminate unfairly" within the meaning of the Bankruptcy Code if no Class receives more than it is legally entitled to receive for its claims or equity interests.

         "Fair and equitable" has different meanings with respect to the treatment of secured and unsecured claims. As set forth in section 1129(b)(2) of the Bankruptcy Code, those meanings are as follows:

         1. With respect to a class of SECURED CLAIMS, the plan provides:

         (a) (i) that the holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the Debtors or transferred to another entity, to the extent of the allowed amount of such claims; and

                  (ii) that each holder of a claim of such class receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder's interest in the estate's interest in such property;

                  (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale, and the treatment of such liens on proceeds under clause (a) and (b) of this subparagraph; or

                  (c) the realization by such holders of the "indubitable equivalent" of such claims.

         2. With respect to a class of UNSECURED CLAIMS, the plan provides:

                  (a) that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or


JOINT DISCLOSURE STATEMENT                                         PAGE 44 OF 54
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                  (b) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.

         3. With respect to a class of EQUITY INTERESTS, the plan provides:

         (a) that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest; or

         (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.

         In the event that one or more Classes of impaired Claims or Interests reject the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable with respect to, and does not discriminate unfairly against, any rejecting impaired Class of Claims or Interests. For the reasons set forth above, the Debtors believe the Plan does not discriminate unfairly against, and is fair and equitable with respect to, each impaired Class of Claims and Interests.

                                IX. RISK FACTORS

         The following is intended as a summary of certain risks associated with the Plan, but it is not exhaustive and must be supplemented by the analysis and evaluation made by each Holder of a Claim or Interest of the Plan and this Disclosure Statement as a whole with such Holder's own advisors.

         A. INSUFFICIENT ACCEPTANCES

         For the Plan to be confirmed, each impaired Class of Claims and Interests is given the opportunity to vote to accept or reject the Plan (except for Holders of certain Interests in Class 6, who are deemed to reject the Plan). With regard to such impaired voting Classes, the Plan will be deemed accepted by a Class of impaired Claims if the Plan is accepted by claimants in such Class actually voting on the Plan who hold at least two-thirds (2/3) in amount and more than one-half ( 1/2) in number of the total Allowed Claims of the Class voted. In addition, the Plan will be deemed accepted by an impaired Class of Interests if at least two-thirds (2/3) of the Holders of Interests in such Class cast ballots voting to accept the Plan. Only those members of a Class who vote to accept or reject the Plan will be counted for voting purposes. The Debtors reserve the right to request confirmation pursuant to the cramdown provisions in section 1129(b) of the Bankruptcy Code, which will allow confirmation of the Plan regardless of the fact that a particular Class of Claims or Interests has not accepted the Plan. However, there can be no assurance that any impaired Class of Claims under the Plan will accept the Plan or that the Debtors would be able to use the cramdown provisions of the Bankruptcy Code for confirmation of the Plan.

         B. CONFIRMATION RISKS

         The following specific risks exist with respect to confirmation of the
Plan:

                  1. Any objection to confirmation of the Plan filed by a member of a Class of Claims or Interests can either prevent confirmation of the Plan or delay confirmation for a significant period of time.


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                  2. If the Debtors must seek confirmation of the Plan over the rejection of one or more impaired Classes of Claims, the cramdown process could delay confirmation.

                  3. Prior to Plan confirmation, the Debtors need to finalize arrangements for satisfactory exit financing through the Credit Facility to ensure the feasibility of the Plan.

         C. POST-CONFIRMATION RISKS

         The New Common Stock is subject to number of material risks, including those enumerated below. The risk factors below assume the confirmation and consummation of the Plan and the transactions contemplated by the Plan and do not include matters that could prevent confirmation or consummation. Before voting on the Plan, each Holder of a Claim or Interest entitled to vote on the Plan should carefully consider the risk factors enumerated or referred to below, as well as all of the information contained in this Disclosure Statement, including the exhibits hereto. Such Holders may also refer to and consider the risk factors discussed in the Debtors' annual statements and Form 10-Ks filed with the Securities and Exchange Commission.

                  1. OPERATING LOSSES DURING THE YEAR BEFORE FILING CHAPTER 11 CASES.

         Minorplanet incurred significant operating losses during the year prior to filing for chapter 11 protection. While Minorplanet believes that it will be profitable in the 18 months following the Effective Date, Minorplanet cannot guarantee prospective financial results.

         Net cash used in operating activities was $1.6 million and $8.0 million during the three and six months, respectively, ended February 29, 2004 and was primarily attributable to the ongoing VMI operations. Interest paid on Senior Notes during the three and six months, respectively, ended February 29, 2004 was $1.0 million.

         On the Petition Date, Minorplanet filed the Cases to facilitate the restructuring of Minorplanet's debt, trade liabilities, and other obligations. As of February 29, 2004, Minorplanet had $20.4 million in outstanding liabilities subject to being restructured through the Plan, including $14.2 million in Senior Notes payable. Although Minorplanet expects to exit the chapter 11 process as a stronger and more financially viable entity, at this time Minorplanet cannot represent when it will emerge from chapter 11 or its future operating results with absolute certainty. Minorplanet's future results depend on the timely and successful confirmation and implementation of a plan of reorganization.

         Any plan of reorganization that is ultimately approved by the creditors and confirmed by the Bankruptcy Court will likely result in the substantial dilution of Minorplanet's existing stockholders. Accordingly, Minorplanet urges that extreme caution be exercised with respect to existing and future investments in any of Minorplanet's securities.

         Minorplanet believes the market potential for mobile data and communications to private fleets in the United States is substantial. Minorplanet believes the total market potential to be approximately 20 million vehicles and that this market is approximately 5 percent penetrated. Minorplanet is currently positioned with product offerings and integrated and proven operations support to take advantage of the significant market potential. In addition, Minorplanet renewed the SBC Contract with SBC for an additional term that ends on January 30, 2005. Moreover, as a result of the sale to Aether of certain assets and licenses related to Minorplanet's long-haul trucking and asset-tracking businesses, Aether is contractually obligated to continue to reimburse Minorplanet for the network and airtime service costs related to providing service for Series 5000 units as long as such units remain active on Minorplanet's network. On July 8, 2003,


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Minorplanet and Aether extended the transition period during which such Series
5000 units remain active on Minorplanet's network until January 30, 2005.

         Critical success factors in management's plans to achieve positive cash flow from operations include:

     o Ability to obtain confirmation of a plan of reorganization from the Bankruptcy Court.

     o Ability to raise additional capital resources in connection with or subsequent to emergence from bankruptcy.

     o Renewal of the Service Vehicle Contract and entering into a new agreement with SBC to upgrade their fleets to new GPRS-based technologies.

     o Significant market acceptance of Minorplanet's product offerings in the United States.

     o Maintain and expand Minorplanet's direct sales channel and expand into new markets not currently served by Minorplanet. New salespersons will require training and time to become productive. In addition, there is significant competition for qualified salespersons, and Minorplanet must continue to offer attractive compensation plans and opportunities to attract qualified salespersons.

     o   Maintain and expand indirect distribution channels.

     o Secure and maintain adequate third party leasing sources for customers who purchase Minorplanet's products.

     o   Ability to develop GPRS based mobile unit for SBC and the AVL market.

         There can be no assurances that any of these success factors will be realized or maintained.

                  2. MINORPLANET'S FAILURE TO RETAIN ITS NASDAQ SMALLCAP LISTING MAY ADVERSELY IMPACT THE LIQUIDITY OF THE NEW COMMON STOCK AND MINORPLANET'S ABILITY TO RAISE ADDITIONAL CAPITAL OR CONTINUE OPERATIONS.

         On February 2, 2004, Minorplanet received a letter from the NASDAQ Listing Qualifications Staff indicating that, as a result of Minorplanet's Chapter 11 bankruptcy filing, Minorplanet's securities would be delisted from the NASDAQ Stock Market at the opening of business on February 11, 2004, unless Minorplanet requested a hearing in accordance with the Marketplace Rule 4800 Series. Minorplanet requested and attended a hearing on March 11, 2004 before the NASDAQ Listing Qualifications Panel to appeal the Staff's decision. Minorplanet has not yet received notice of the Panel's decision. On April 20, 2004, Minorplanet received a letter from the Panel, notifying Minorplanet that it no longer satisfies the minimum bid requirement set forth in NASDAQ Marketplace Rule 4310(c)(4) and that the Panel would consider this additional noncompliance in rendering its decision regarding Minorplanet's continued listing on the NASDAQ Stock Market. The Panel also requested an additional submission to address the compliance with the minimum bid requirement. Although there can be no assurances, Minorplanet currently believes that upon confirmation of the Plan, it will be able to regain compliance with the minimum bid requirement.

         If the New Common Stock is delisted from the NASDAQ SmallCap Market, such stock will not be immediately eligible to trade on the OTC Bulletin Board since Minorplanet is the subject of bankruptcy proceedings. Although the New Common Stock would not immediately be eligible for quotation on the OTC Bulletin Board following a delisting, the New Common Stock may become eligible if a market maker makes application to register in and quote such


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



stock in accordance with Securities and Exchange Commission Rule 15c2-11, and such application is cleared. Failure to maintain the NASDAQ SmallCap Market listing may adversely affect Minorplanet's ability to raise additional capital to continue operations, which would have a material adverse affect on Minorplanet's business, financial condition and results of operations.

                  3. ILLIQUIDITY AND VOLATILITY OF NEW COMMON STOCK; NO ANTICIPATED DIVIDENDS

         It is currently anticipated that Reorganized Minorplanet will be subject to the reporting requirements of the Exchange Act. Reorganized Minorplanet will exert its best efforts to ensure that the New Common Stock will be listed on the NASDAQ. However, there is no assurance that significant liquidity or tradability will be available to holders of New Common Stock immediately on or after the Effective Date. In addition, the Bankruptcy Code and applicable federal and state securities laws may restrict the ability of certain holders of New Common Stock to freely transfer their shares, particularly persons who receive a Distribution of New Common Stock under the Plan and are persons who may be deemed or determined not to be exempt from the registration requirements of applicable federal, state, or local law with respect to the offer or sale of the New Common Stock. As a result of the foregoing potential limitations on liquidity and possible legal restrictions, holders of New Common Stock may not be able to dispose of their equity interests in Reorganized Minorplanet (whether in whole or in part), or may be unable to liquidate that investment quickly or on acceptable terms.

         Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning Minorplanet or its competitors, including results of technological innovations, new commercial products, financial transactions, government regulations, proprietary rights or product or patent litigation, may have a significant impact on the market price of Minorplanet's common stock. Minorplanet's stock price has been highly volatile in recent periods. Further, Minorplanet has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. Minorplanet intends to retain earnings, if any, to develop and expand its business.

                  4. MINORPLANET HAS NEVER PAID CASH DIVIDENDS ON ITS COMMON STOCK AND HAS NO PLANS TO DO SO IN THE FORESEEABLE FUTURE. MINORPLANET INTENDS TO RETAIN EARNINGS, IF ANY, TO DEVELOP AND EXPAND ITS BUSINESS.

         To the extent Reorganized Minorplanet is successful in implementing its business strategy, it may experience periods of rapid expansion in the future. In order to manage growth effectively in the complex environment in which it operates, Reorganized Minorplanet will need to maintain and improve its operating and financial systems and expand, train and manage its employee base. In addition, Reorganized Minorplanet must carefully manage production and inventory levels to meet product demand and facilitate new product introductions. Inaccuracies in demand forecasts could result in insufficient or excessive inventories and disproportionate overhead expenses. Reorganized Minorplanet must also expand the capacity of its sales, distribution and installation networks in order to achieve continued growth in its existing and future markets. In general, the failure to manage growth effectively could have a material adverse effect on Reorganized Minorplanet's business, financial condition and results of operations.



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



                  5. MUCH OF MINORPLANET'S SALES ARE DERIVED FROM ONE CUSTOMER, THE LOSS OF WHICH COULD SIGNIFICANTLY REDUCE REORGANIZED MINORPLANET'S REVENUES.

         The SBC Companies accounted for approximately 62% of Minorplanet's installed base, including network services subscribers, as of August 31, 2003. The term of Minorplanet's contract with the SBC Companies expires on January 30, 2005. While Minorplanet expects to renew the contract, there can be no assurances that it will be able to renew such contract on commercially reasonable terms or at all. The loss of SBC, or any event, occurrence or development that adversely affects the relationship between Minorplanet or Reorganized and SBC, could have a material adverse effect upon Reorganized Minorplanet's business, financial condition and results of operations.

                  6. IF CIC BECOMES UNABLE TO PROVIDE SUPPORT SERVICES FOR THE SERIES 5005S UNITS IN SERVICE WITH SBC, MINORPLANET'S COST TO OBTAIN THIS SERVICE COULD INCREASE SUBSTANTIALLY, OR MINORPLANET MAY BE FORCED TO EXPEND FUNDS TO DEVELOP THIS SERVICE ITSELF.

         Minorplanet relies on CIC as its sole provider of certain alarm monitoring services to the SBC Companies as required by the SBC Contract. The CIC Contract has an initial term of three years and automatically renews for successive two-year terms unless terminated by either party on 120 days notice. While Minorplanet has no reason to believe that CIC will not renew this contract, it is possible that CIC could fail to renew the contract in an attempt to renegotiate higher rates to be paid by Minorplanet. If Reorganized Minorplanet is unable to renew the CIC Contract or renew it with rates similar to current rates, Reorganized Minorplanet may be required to develop its own alarm monitoring center, including obtaining the required licenses, or execute an agreement with another alarm monitoring services provider, which agreement may not be available on commercially acceptable terms. As Reorganized Minorplanet will have limited resources, it may be unable to develop its own monitoring services center or successfully continue with an alternate provider, either of which could have a material adverse effect on Reorganized Minorplanet's business, financial condition and results of operations.

                  7. MINORPLANET RELIES ON WIRELESS SERVICE AGREEMENTS TO DELIVER ITS VEHICLE TRACKING SERVICES THAT HAVE SHORT TERMS, AND THE FAILURE TO RENEW OR REPLACE THESE AGREEMENTS AS THEY EXPIRE WOULD INCREASE REORGANIZED MINORPLANET'S COST OF DELIVERING ITS SERVICES.

         Minorplanet utilizes the existing wireless telephone infrastructure, with certain enhancements, as the wireless segment of its network. Minorplanet's service contracts with its wireless carriers (see section V.B.2 above) have initial terms of one year or three years, with automatic one-year successive renewal terms, unless either party elects to terminate the contract. To continue providing mobile communications services to its customers, Minorplanet must continue to renew its agreements with individual wireless carriers. A failure by Reorganized Minorplanet to renew or replace such contracts at rates similar to those charged to its competitors could have a material adverse effect on its business, financial condition and results of operations.



JOINT DISCLOSURE STATEMENT                                         PAGE 49 OF 54

                  8. MINORPLANET RELIES ON TSI TO PROVIDE ESSENTIAL CLEARINGHOUSE SERVICES FOR ITS NSC NETWORK SUBSCRIBERS, AND AN EXTENSIVE FAILURE IN THE TSI NETWORK OR THE UNAVAILABILITY OF THE TSI NETWORK COULD FORCE REORGANIZED MINORPLANET TO MAKE COSTLY DESIGN CHANGES TO ITS NETWORK.

         Minorplanet's contract with TSI (see section V.B.2 above) covers certain critical functions and expires on April 15, 2005, although Reorganized Minorplanet may terminate that agreement after October 31, 2004 for convenience. Minorplanet will provide NSC network services to Aether's network subscribers until January 30, 2005. Upon expiration of the Aether agreement, Minorplanet may discontinue its purchase of TSI services as it will no longer provide NSC network services to such network subscribers. However, a failure in the TSI network prior to January 30, 2005 could have a material adverse effect on Reorganized Minorplanet's business, financial condition and results of operations.

                  9. MINORPLANET RELIES ON CINGULAR FOR VARIOUS CELLULAR CLEARINGHOUSE SERVICES, AND THE INABILITY TO RENEW THE AGREEMENT WITH CINGULAR COULD SIGNIFICANTLY INCREASE REORGANIZED MINORPLANET'S COST OF OBTAINING THIS NECESSARY SERVICE.

         Minorplanet has a contract with Cingular (see section V.B.2 above) pursuant to which Cingular provides clearinghouse services to Minorplanet, including the direct payment of Minorplanet's cellular service providers for cellular airtime through the cellular clearinghouse process. While Minorplanet has no reason to believe that Cingular will not renew the agreement, it is possible that Cingular will attempt to renegotiate higher rates for its services at the time of renewal. If Reorganized Minorplanet is unable to negotiate commercial reasonable rate increases, its service margins could be reduced substantially. The failure to renew this contract and continue existing arrangements for payment to Reorganized Minorplanet's cellular service providers could require it to post security deposits or provide other financial assurances, which could have a material adverse effect on its business, financial condition or results of operations.

                  10. THE FAILURE OF WIRELESS CARRIERS TO OFFER CIRCUIT SWITCHED DATA ON GSM NETWORKS MAY REQUIRE REORGANIZED MINORPLANET TO RETROFIT ITS INSTALLED BASE OF VMI UNITS WITH MOBILE UNITS THAT USE GSM/GPRS.

         Minorplanet's current VMI product uses circuit-switched data on existing GSM networks to transmit data messages. Several major U.S. wireless carriers have indicated that they may cease to support circuit switched data on their GSM networks, but will require their customers to utilize GPRS to transmit data messages on their GSM networks. Minorplanet is currently developing an AVL product that uses GPRS instead of circuit-switched data. Minorplanet anticipates that the GPRS version of the VMI product will be commercially available in the fall of 2004. If the U.S. wireless carriers stop supporting circuit-switched data on their GSM networks and/or Reorganized Minorplanet fails to obtain a GPRS-enabled AVL unit, such failures could have a material adverse effect on its business, financial condition and results of operations.


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                  11.      MINORPLANET RELIES PRIMARILY ON T-MOBILE TO PROVIDE
                           GSM DATA SERVICES TO ITS VMI CUSTOMERS, AND THE INABILITY TO RENEW THE AGREEMENTS WITH T-MOBILE MAY INCREASE REORGANIZED MINORPLANET'S COSTS OR RESULT IN A DECREASE IN GSM COVERAGE FOR ITS VMI CUSTOMERS.

         Minorplanet has contracts with T-Mobile to sell or resell GSM data services to its or Limited's VMI customers (see section V.B.2 above). If Reorganized Minorplanet is unable to renew such agreements with T-Mobile, it may have to negotiate and execute a GSM data service agreement with another wireless carrier or fully implement its Authorized Agency Agreement with Cingular. There can be no assurances that Reorganized Minorplanet will be able to obtain a GSM data service agreement on terms as favorable as its agreement with T-Mobile, and its failure to do so could have a material adverse effect on its business, financial condition and results of operations.

                  12. MINORPLANET FACES SIGNIFICANT COMPETITION IN THE AUTOMATIC VEHICLE LOCATION MARKETPLACE.

         Minorplanet's vehicle management information product faces significant competition from several other suppliers of similar products, some of which may have greater financial and technological resources. Minorplanet can provide no assurance that its products will compete successfully with the products of its competitors or that it will adapt to changes in the business, regulatory or technological environment as successfully as Minorplanet's competitors.

                  13. IF REORGANIZED MINORPLANET'S SERVICES ARE DEEMED TO BE TELECOMMUNICATION SERVICES UNDER FCC AND OTHER STATE REGULATIONS, IT WOULD HAVE TO BEGIN CONTRIBUTING TO STATE AND FEDERAL UNIVERSAL SERVICE CONTRIBUTION FUNDS.

         If the FCC determines that any services offered by Reorganized Minorplanet are telecommunications services, the revenues generated from these services would be subject to the required contribution to the federal universal service fund. At this time, revenues generated from Minorplanet's services that meet the definition of enhanced services are not subject to such mandated contribution. However, based on a conservative interpretation, Minorplanet has historically reported certain revenues generated by the personal calling plan service offered by Minorplanet as a telecommunications service for purposes of federal universal service fund contribution filings. Various states have instituted their own universal service fund mechanisms that may or may not follow the federal statutes in exempting revenues generated by enhanced services. Minorplanet cannot predict the impact of any requirement to contribute to state and federal universal service mechanisms. Long-distance providers are regulated by the FCC and states. Minorplanet currently believes that such regulations do not apply to Minorplanet based on its determination that it is an enhanced service provider. The reclassification of Minorplanet's services as long distance services could have a material adverse effect on Reorganized Minorplanet's business, financial condition and results of operations.

                  14. REORGANIZED MINORPLANET MAY NOT BE ABLE TO ADEQUATELY PROTECT ITS PATENTS AND OTHER PROPRIETARY TECHNOLOGY, AND ITS RIGHTS MAY BE CHALLENGED BY OTHERS.

         Minorplanet's services are highly dependent upon its technology and the scope and limitations of its proprietary rights therein. To protect its technology, Minorplanet relies on a combination of patents, copyrights and trade secret laws, as well as certain customer licensing agreements, employee and third-party confidentiality and non-disclosure agreements, and other


JOINT DISCLOSURE STATEMENT                                         PAGE 51 OF 54
similar arrangements. If Reorganized Minorplanet's assertion of proprietary rights is held to be invalid or if another party's use of its technology were to occur to any substantial degree, its business, financial condition and results of operations could be materially adversely affected.

         The patents and other intellectual property rights of Minorplanet cannot prevent competitors from developing competing systems using other terrestrial wireless communications systems or using the cellular system through a different method. While Minorplanet believes that the nature and scope of its communications system, including its strategic business and technological relationships, would be difficult for a competitor to duplicate, there can be no assurance that a competitor would consider these hindrances to be material in light of the market potential. A competitor could invest time and resources in an attempt to duplicate certain key features of Minorplanet's products and services, which could result in increased competition and have a material adverse effect on Reorganized Minorplanet's business.

         Several of Minorplanet's competitors have obtained and can be expected to obtain patents that cover products or services directly or indirectly related to those offered by Minorplanet. There can be no assurance that Minorplanet is aware of all patents containing claims that may pose a risk of infringement by its products or services. In addition, patent applications in the United States are confidential until a patent is issued and, accordingly, Minorplanet cannot evaluate the extent to which its products or services may infringe on future patent rights held by others. In general, if it were determined that any of Reorganized Minorplanet's products, services or planned enhancements infringed valid patent rights held by others, it would be required to obtain licenses (which might require the payment of royalties) to develop and market such products, services or enhancements from the holders of the patents, to redesign such products or services to avoid infringement, or cease marketing such products or services or developing such enhancements. In such event, Reorganized Minorplanet also might be required to pay past royalties or other damages. There can be no assurance that it would be able to obtain licenses on commercially reasonable terms, or that it would be able to design and incorporate alternative technologies, without a material adverse effect on its business, financial condition and results of operations.

                  15. MINORPLANET DEPENDS HEAVILY ON ITS KEY PERSONNEL, AND THE LOSS OF ONE OR MORE OF THESE INDIVIDUALS COULD HAVE A MATERIAL ADVERSE EFFECT ON REORGANIZED MINORPLANET.

         Minorplanet is dependent on the efforts of its key executives (see sections IV.C.10 and V.D above) and a group of employees with technical knowledge regarding Minorplanet's systems. Minorplanet has one-year term employment agreements with Messrs. Smith and Bilbao. The initial one-year term of these employment agreements expired on June 21, 2002, but have been renewed automatically on a month-to-month basis. Minorplanet does not have a term employment agreement with Mr. Casey. The loss of services of one or more of these individuals could materially and adversely affect the business of Reorganized Minorplanet and its future prospects. Minorplanet does not maintain key-man life insurance on any of its officers or employees. Reorganized Minorplanet's future success will also depend on its ability to attract and retain additional management and technical personnel required in connection with the growth and development of its business.


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



                  16. SUBSTANTIAL PRODUCT LIABILITY CLAIMS COULD HAVE A MATERIAL ADVERSE EFFECT ON REORGANIZED MINORPLANET BY CREATING ADDITIONAL COSTS TO PAY AND/OR SETTLE THESE CLAIMS.

         Testing, manufacturing and use of Minorplanet's products entail the risk of product liability. Although management believes its products offer safety advantages over conventional cellular telephones, it is possible that operation of the product may give rise to product liability claims. Product liability claims present a risk of protracted litigation, substantial money damages, attorney's fees, costs and expenses, and diversion of management attention. In addition, as Reorganized Minorplanet provides alarm-monitoring services in connection with the SBC contract, it is exposed to an increased risk of litigation regarding various safety, performance and related matters. Product liability claims that exceed policy limits applicable to Reorganized Minorplanet's liability insurance or that are excluded from the policy coverage could have a material adverse effect on its business, or financial condition and results of operations.

                  17. A NATURAL DISASTER, TERRORIST ATTACK OR SIMILAR EVENT COULD SIGNIFICANTLY HINDER THE DELIVERY OF REORGANIZED MINORPLANET'S SERVICES TO ITS CUSTOMERS DUE TO THE LACK OF AN EFFECTIVE REMOTE BACK-UP COMMUNICATIONS SYSTEM.

         Currently, Minorplanet's disaster recovery systems focus on internal redundancy and diverse routing around and within the NSC operated by Minorplanet. Minorplanet does not currently have access to a remote back-up complex that would enable it to continue to provide mobile communications services to customers in the event of a natural disaster or other occurrence that rendered the NSC unavailable. Accordingly, Reorganized Minorplanet's business is subject to the risk that such a disaster, terrorist attack or other occurrence could hinder or prevent it from continuing to provide services to some or all of its customers.

         D. CONDITIONS PRECEDENT

         Confirmation of the Plan and occurrence of the Effective Date are subject to certain conditions precedent that may never occur, including but not limited to the need for Debtors to secure exit financing. The Debtors, however, are working diligently with all parties in interest to ensure that all conditions precedent are satisfied.

          X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors have evaluated other reorganization alternatives to the Plan, including the liquidation of the Debtors. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by Holders of Claims and Interests, assuming confirmation of the Plan and consummation of the transactions contemplated by the Plan. The following discussion provides a summary of the Debtors' analysis leading to its conclusion that the Plan will provide the highest value to Holders of Claims and Interests.

         The Debtors and their financial advisors have analyzed whether a chapter 7 liquidation of the assets of the Debtors would be in the best interest of holders of Claims and Interests (the "Liquidation Analysis"). The Liquidation Analysis reflects a liquidation value that is substantially lower than the value that may be realized through the Plan. The Debtors believe that liquidation would result in substantial diminution in the value to be realized by Holders of Claims and Interests because of (i) the failure to realize the greater going-concern value of the


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



Debtors' assets; (ii) additional administrative expenses involved in the appointment of a trustee or trustees, attorneys, accountants, and other professionals to assist such trustee(s) in a chapter 7 proceeding; (iii) additional expenses and claims, some of which would be entitled to priority in payments, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations; and (iv) the substantial time that would elapse before Creditors and Interest Holders would receive any distribution in respect of their Claims and Interests. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors' business, provides a substantially greater return to Holders of Claims and Interests than would liquidation.

             XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The transactions proposed in the Plan with respect to Claims and Interests may have certain U.S. federal income tax consequences for the Debtors and for the Holders of Claims who are entitled to vote to accept or reject the Plan. A substantial amount of time may elapse between the Confirmation Date of the Plan and the receipt of Distributions under the Plan. Events subsequent to the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the federal income tax consequences of the Plan and the transactions contemplated thereunder. No ruling will be sought from the Internal Revenue Service with respect to any of the tax aspects of the Plan and no opinion of counsel has heretofore been obtained by the Debtors with respect thereto. Accordingly, each Holder of a Claim or Interest is strongly urged to consult with its own tax advisor regarding the federal, state, local and foreign tax consequences of the Plan to such Holder.

                                XII. CONCLUSION

The Debtors urge Holders of Claims and Interests to vote to ACCEPT the Plan and to evidence such acceptance by returning their ballots so that they will be received by 5:00 p.m., Central Time, on ____________, 2004.

DATED: April 26, 2004

                                              Minorplanet Systems USA, Inc.
                                              Caren (292) Limited
                                              Minorplanet Systems USA Limited

                                              By:  /s/ Dennis R. Casey
                                                   -----------------------------
                                                   Dennis R. Casey
                                                   President and Chief Executive
                                                   Officer
                                                   1155 Kas Drive, Suite 100
                                                   Richardson, TX  75081


JOINT DISCLOSURE STATEMENT                                         PAGE 54 OF 54